UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒	Filed by a party other than the Registrant
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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12
BALLY’S CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Bally’s Corporation:

You are cordially invited to attend the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Bally’s Corporation to be held virtually on May 15, 2025 at 2:00 p.m., Eastern Time. You may access the Annual Meeting via the internet through a virtual web conference at www.virtualshareholdermeeting.com/BALY2025. Shareholders entitled to notice of, and to vote at, the Annual Meeting are shareholders as of the close of business on March 19, 2025. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting.
The following items are to be voted on at the Annual Meeting:

1.	To elect the following nominees to hold office for a term of three years:
Soohyung Kim, Tracy S. Harris, and Robeson M. Reeves;
2.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2025;
3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;
4.	To approve the Bally’s Corporation Amended and Restated 2021 Equity Incentive Plan; and
5.	To transact other business, if any, that may properly come before the Annual Meeting or any adjournments or postponements.
You may vote your shares in advance of the meeting via the internet, by telephone or by mail or by attending and voting online at the Annual Meeting via www.virtualshareholdermeeting.com/BALY2025. Please refer to the section “How do I vote?” in the proxy statement for detailed voting instructions. Whether or not you expect to attend the meeting, please sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your shares are represented at the meeting. To participate in the virtual meeting, you will need the 16-digit control number included on your notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m., Eastern Time. Online check-in will begin at 1:45 p.m., Eastern Time, and you should allow ample time for the check-in procedures.

We look forward to speaking with you at the meeting.

By Order of the Board of Directors

Soohyung Kim
April 4, 2025	Chairman of the Board of Directors

BALLY’S CORPORATION
100 Westminster Street
Providence, Rhode Island 02903

PROXY STATEMENT
Annual Meeting of Shareholders
to be held virtually on May 15, 2025

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Bally’s Corporation for the Annual Meeting of shareholders to be held virtually on May 15, 2025 at 2:00 p.m., Eastern Time. Shareholders of record as of the close of business on March 19, 2025 can attend the Annual Meeting online, including to vote and/or to submit questions at www.virtualshareholdermeeting.com/BALY2025. As used in this proxy statement, references to the “Company,” “Bally’s,” “we,” “our” or “us” mean Bally’s Corporation and all entities included in our consolidated financial statements.

On or about April 4, 2025, the proxy materials for the Annual Meeting, including this proxy statement and our 2024 annual report to shareholders, were first sent to shareholders of record as of the close of business on March 19, 2025, and are available over the internet at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

You are being sent this proxy statement and the enclosed proxy card because our Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to know to vote at the meeting. To vote your shares, please simply sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) so that it is received by 11:59 p.m. Eastern Time the day before the meeting date.

Record Date. Only shareholders of record as of the close of business on March 19, 2025 will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournments thereof. As of March 19, 2025, 48,737,412 common shares were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in advance of the meeting via the internet, by telephone or by mail, or by attending and voting online at the Annual Meeting.

Quorum. One-third of the common shares entitled to vote at the Annual Meeting, represented online or by proxy, or as instructed herein virtually will constitute a quorum for the transaction of business at the meeting. Common shares represented online, by proxy (including shares which abstain, broker non-votes and shares that are not voted with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the meeting.

Notice and Access. In accordance with rules approved by the Securities and Exchange Commission (“SEC”), we furnish proxy materials to our shareholders over the internet. On or about April 4, 2025, we mailed to all shareholders of record as of the close of business on March 19, 2025, a notice containing instructions on how to access our Annual Report to Shareholders, which contains our audited consolidated financial statements for the fiscal year ended December 31, 2024, our proxy statement, proxy card, and other items of interest to shareholders on the internet website indicated in our notice, at www.proxyvote.com, as well as instructions on how to vote your common shares in connection with the Annual Meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Shareholders if you desire.

Required Vote. Proposal 1 is based on plurality voting, which means the director nominees who receive the most votes will be elected even if less than a majority. Only Messrs. Kim and Reeves and Ms. Harris have been duly nominated for election. As such, a shareholder may vote to “withhold” but doing so will not affect the results of the election.

Proposals 2, 3, and 4 require the affirmative vote of a majority of the votes cast at the meeting online or by proxy. A vote “against” or “abstain” will have the effect of a negative vote.

		Board Recommendation	Page
PROPOSAL 1	Election of Directors	FOR	4
PROPOSAL 2	Ratification of the appointment of independent registered public accounting firm	FOR	42
PROPOSAL 3	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers	FOR	44
PROPOSAL 4	Approval of the Bally’s Corporation Amended and Restated 2021 Equity Incentive Plan	FOR	45

We know of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting for a vote, then the persons named as proxies would have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.

Broker Non-Votes. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have discretion to direct the voting of the shares.

Brokers do not have discretionary authority to vote on election of directors, on matters related to executive compensation, including the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers or on the approval of the Bally’s Corporation Amended and Restated 2021 Equity Incentive Plan. Therefore, there may be broker non-votes with respect to those votes. Broker non-votes will not affect the outcome of these votes and will not be counted in determining the number of shares necessary for approval of those proposals. Brokers have discretionary authority to vote on ratification of Deloitte & Touche, LLP as our independent registered public accounting firm and, therefore, no broker non-votes are expected in connection with that vote.

Method and Expenses of Solicitation. Proxies may also be solicited personally and by telephone or facsimile or other electronic means by our regular employees, without any additional remuneration. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.

Shareholders of Record. If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.
Beneficial Shareholders. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. If a broker or other nominee holds your shares in “street name,” your broker has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the internet.

Attendance at the Annual Meeting. To participate in the virtual meeting, you will need the 16-digit control number included on your notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:45 p.m., Eastern Time, and you should allow ample time for the check-in procedures.

Revocation of Proxies. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to our Secretary at our principal executive offices at Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island 02903, Attn: Secretary or by submission of another proxy bearing a later date. In addition, shareholders of record attending the meeting online may revoke their proxies at any time before they are exercised.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the meeting or vote your shares online. If you complete, sign and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you sign and submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by our Board. If any other matters are properly presented for voting at the meeting, or any adjournments or postponements of the meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will vote to elect the three persons identified below to serve in the class of directors for a term of three years expiring at the 2028 annual meeting of shareholders and thereafter until their respective successors are duly elected and qualified or until the earlier of their resignation, death or removal.

Directors will be elected by the affirmative vote of the holders of a plurality of the shares represented online or by proxy at the meeting. Shareholders may not vote their shares cumulatively in the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Any shareholder submitting a proxy has the right to withhold authority to vote for an individual nominee by writing that nominee’s name in the space provided on the proxy. Shares represented by all proxies received by us and not marked to withhold authority to vote for any individual director or for all directors will be voted “for” the election of all of the nominees named below. If for any reason any nominee is unable to accept the nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to nominate someone else or to reduce the number of management nominees to such extent as the persons named as proxies may deem advisable.

Nominees for Directors

Soohyung Kim, Tracy S. Harris, and Robeson M. Reeves have been nominated to serve as directors by our Board, based upon the recommendation of our Nominating and Governance Committee. The following table sets forth certain information regarding the nominees:

Name and Age of Nominee	Biographical Information
Soohyung Kim Age 50
Mr. Kim has served as the Chairman of the Bally’s Corporation Board since December 2019 and as an independent director since 2016. Mr. Kim is the Managing Partner and Chief Investment Officer of Standard General L.P., an investment firm. Mr. Kim has been investing in special situations strategies since 1997 including stints at Bankers Trust Company, Och-Ziff Capital Management and Cyrus Capital Partners. Mr. Kim is a Director of Intralot SA, a Director of Coalition for Queens, a Director of the Cary Institute of Ecosystem Studies and a Director of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC. Mr. Kim’s knowledge of markets enhances the ability of Bally’s to make strong financial judgments and generate long-term shareholder value.

Tracy S. Harris Age 61
Ms. Harris has served as an independent director of Bally’s Corporation since February 2023. Ms. Harris has extensive financial and operational experience, having served as Chief Financial Officer for MIB Group Holdings, Inc., an association of life insurance companies, UMUC\Ventures, a 501(c)(3) supporting organization for UMGC, Bullis School LLC, The BondFactor Company, American Institute of Architects, Deion Hampton & Associates, and the Washington Convention Center Authority. She currently serves on the Board of 1847 Holdings LLC (NYSE:EFSH), CareFirst Blue Cross Blue Shield, District of Columbia Retirement Board, and the Council of Institutional Investors. Ms. Harris was recently appointed to the PCAOB Investor Advisory Group. Ms. Harris holds a BS in Marketing from Fontbonne University, an MBA from St. Louis University and a Master of Public Administration from the University of Pennsylvania. Ms. Harris brings valuable experience with her demonstrated history of extensive financial and operational experience.

Robeson M. Reeves Age 41
Robeson Reeves became Chief Executive Officer of Bally’s Corporation on March 31, 2023. Formerly, he served as President of Bally’s Interactive Division since October 1, 2021 and the Chief Operating Officer of Gamesys since July 2015. Mr. Reeves joined Gamesys in September 2005 and held a number of positions, most recently Director of Gaming Operations since May 2010 and served as a member of the Gamesys Board of Directors since August 2010. Since joining Gamesys, Mr. Reeves has built a strong record in cohesively connecting player and product experiences to marketing and business key performance indicators, ensuring sustainable growth. He graduated in 2005 with a BSc in Statistics, Operations Research and Management Studies from University College, London. Mr. Reeves brings valuable experience with his demonstrated history of executive leadership roles, operations experience and growth strategies.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE.

Continuing Directors

The following table sets forth information relating to our directors who will continue to serve as directors until the expiration of their respective terms of office:

Name and Age of Director	Biographical Information
Terrence Downey Age 70 Term expires: 2027
Mr. Downey has served as a director at Bally’s Corporation since January 2019. Mr. Downey became Head of Global Operations of Bally’s Corporation on March 4, 2025. Mr. Downey served as the President and Chief Operating Officer of SLS Las Vegas from January 2017 to July 2017. Earlier in his career, Mr. Downey served as the President and General Manager of Aliante Gaming LLC from November 2012 through October 2016. Prior to joining Aliante Gaming LLC, Mr. Downey worked over 15 years as Vice President and General Manager at multiple Station Casinos locations.
Mr. Downey brings valuable experience with his demonstrated history of working in the hospitality industry and strong business development skills.

Jaymin B. Patel Age 57 Term expires: 2027
Mr. Patel has served as Vice-Chairman of the Bally’s Corporation Board since May of 2023 and as an independent director since January 2021. He currently serves as Executive Chairman of Perennial Climate, Inc., a company building the world’s leading verification platform for soil-based carbon removal and climate smart agriculture. From 2015 to 2018, Mr. Patel served as the CEO and Director of Brightstar Corporation, a $10+ billion SoftBank global wireless device services company. Prior to that, Mr. Patel served as President and CEO of GTECH Corporation (now International Game Technology PLC (“IGT”)) from 2008 to 2015, President and COO in 2007 and CFO of GTECH Holdings Corporation from 2000 to 2006 (NYSE:GTK), and as CFO of Lottomatica SPA from 2006 to 2007 (Milan:LTO.MI). Additionally, Mr. Patel has served on the Board of Directors of SpartanNash (NASDAQ:SPTN) since February 2022 and Brown & Brown, Inc. (NYSE:BRO) since January 2023. Mr. Patel is also on the Board of Trustees of the Community College of Rhode Island Foundation.

Mr. Patel brings valuable experience with his demonstrated history of executive leadership roles, global operations experience, finance and board service.

George T. Papanier Age 67 Term expires: 2026
George Papanier became President of Bally’s Corporation on March 31, 2023. His association with Bally’s began in 2004 when he served as the Chief Operating Officer, an appointment he held until February 2011 when he was then appointed to the role of President and CEO of Bally’s. Prior to joining Bally’s, Mr. Papanier served in the same capacity for Peninsula Gaming with properties in Iowa and Louisiana, from 2000 to 2004 and as COO for Resorts Casino Hotel in Atlantic City, NJ from 1997 to 2000. Both positions involved strategic and tactical planning for the resorts and supervision of major renovation and construction projects. He was also active in evaluating potential acquisitions and development of projects for the two organizations. From 1995 to 1997, he served as CFO for both Sun International Hotels Limited in the Bahamas and Mohegan Sun Casino in Uncasville, CT. Earlier in his career he served in executive operations capacities of Hemmeter Enterprises in Denver, CO and in an executive financial capacity for Trump Plaza Hotel and Casino in Atlantic City. Mr. Papanier is a graduate of Rowan University where he received a B.A. in Business Administration and Accounting. He is a Certified Public Accountant and served as Treasurer of the Casino Association in New Jersey from 1999 to 2000. Mr. Papanier brings valuable experience with his demonstrated history of executive leadership roles, global operations experience, and strategic planning.

Name and Age of Director	Biographical Information
Jeffrey W. Rollins Age 60 Term expires: 2026
Mr. Rollins has served as an independent director at Bally’s Corporation since May 2019. Mr. Rollins has extensive experience in gaming, having previously served as an independent director at Dover Downs, a position he held from 2002 to 2019. He joined Ashford Capital Management in August 2013 as Managing Director and Managing Member, Osprey Advisors. Prior to joining Ashford, Mr. Rollins founded J.W. Rollins & Associates, which focused on investing in and building established and early stage growth companies. He was also a Partner and Managing Director of a private equity fund focused on growth companies. Mr. Rollins currently serves on the Board of Dover Motorsports (NYSE:DVD) and the Duke University Fuqua School of Business, Board of Visitors. Mr. Rollins brings valuable experience with his extensive experience in gaming, growth companies and board service.

Wanda Young Wilson Age 75 Term expires: 2027	Ms. Wilson has served as an independent director at Bally’s Corporation since May 2019. Ms. Wilson retired as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (“TEL”) in 2019. Ms. Wilson joined the TEL in 2003 as Executive Vice President and General Counsel and was promoted to Chief Operating Officer in 2013. Prior to joining the TEL, Ms. Wilson was employed at the Georgia Lottery Corporation, where she served as the Senior Vice President and General Counsel for 10 years. Earlier in her career, she was an investment banker with EF Hutton and the Northern Trust Bank.

Ms. Wilson brings valuable experience with her demonstrated history of legal, regulatory and compliance roles.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently comprised of eight members and has the following five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee and the Environmental, Social and Governance (“ESG”) Committee. The membership and functions of each standing committee are described below. Each standing committee operates under a written charter which, along with our Code of Business Conduct and Corporate Governance Guidelines, can be found on the About—Governance Documents section of our website at www.ballys.com. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC.

Board Meetings

During the year ended December 31, 2024, our Board held 13 meetings, including telephonic meetings. During this period, all of the existing directors attended or participated in at least 62% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served. The independent directors met without management present at each of the regular quarterly meetings of the Board in 2024.

Director Attendance at Annual Meetings of Shareholders

Although we do not have a formal policy regarding attendance by members of our Board at our annual meetings of shareholders, we encourage the members of our Board to attend such meetings. All of our directors attended last year’s annual meeting of shareholders, which was held on May 16, 2024.

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of our Board. Our Board has undertaken a review of the independence of each director based upon definitions promulgated by the SEC and the rules of the NYSE and, applying these standards, our Board has affirmatively determined that each of Messrs. Kim, Patel, and Rollins and Mses. Harris and Wilson qualify as an independent director under applicable rules. Messrs. Downey, Papanier and Reeves are not independent since they are employees of Bally’s. In making these determinations, our Board considered the current and prior relationships that each director has with us and all other facts and circumstances our Board deemed relevant.

As of the record date, entities affiliated with Standard General L.P. beneficially owned an aggregate of 73.4% of our outstanding common shares. To date, we have not elected to utilize exemptions available to a “controlled company” under the corporate governance rules of the NYSE and have maintained a majority of our board of directors as independent and maintain independent Compensation and Nominating and Governance Committees. In the future, if we continue to qualify as a controlled company under NYSE rules, we may elect utilize certain of the exemptions available for a controlled company under NYSE rules.

Board Leadership Structure

Since December 2019, Soohyung Kim has served as Chairman of our Board. Our Board has considered this leadership structure and believes it currently provides the most efficient and effective leadership model for Bally’s by enhancing both the Chairman’s and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both our Board and management. Separating the role of Chairman of the Board and our Chief Executive Officer ensures that each individual is able to more exclusively focus on their role. Our Board has not appointed a lead independent director at this time.

Ability of Shareholders to Communicate with our Board

We have established several means for shareholders, interested parties and others to communicate with our Board. If a shareholder or interested party has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Nominating and Governance Committee in care of our Secretary at our corporate office address. If a shareholder or interested party is unsure as to which category the concern relates, the shareholder may communicate it to any one or more of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s), unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include customer complaints, solicitations, communications that do not relate directly or indirectly to Bally’s or its business or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Audit Committee

Our Audit Committee currently consists of Ms. Harris (Chair), Mr. Rollins and Ms. Wilson. Our Board has determined that each of the members is independent under the NYSE and SEC standards, and that each are financially literate within the requirements of the NYSE listing standards. Our Board has also determined that Ms. Harris qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC and NYSE requirements.

The Audit Committee operates under a written charter adopted by the Board. The primary duties and responsibilities of the Audit Committee are to (1) assist the Board in fulfilling its oversight responsibilities with respect to (a) the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications, independence and performance, and (d) the performance of the Company’s internal audit function; (2) prepare the Committee’s report to be included in the Company’s annual proxy statement; (3) advise and consult with management and the Board regarding the financial affairs of the Company; and (4) appoint, compensate, retain, terminate and oversee the work of the Company’s independent auditors. The responsibilities and activities of the Audit Committee are described in greater detail in the report included in this proxy statement under the caption “Report of the Audit Committee.”

The Audit Committee held 12 meetings during the year ended December 31, 2024. The Audit Committee also held executive sessions on several occasions during the year with Company management not present.

Compensation Committee

Membership, Responsibilities, Authority and Process

Our Compensation Committee currently consists of Mr. Rollins (Chair), Mr. Patel and Ms. Wilson. Our Board has determined that each member is independent under the NYSE and SEC standards. All members of our Compensation Committee are also “non-employee directors” under SEC standards.

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is responsible for decisions relating to all compensation plans, policies and perquisites as they affect the CEO and other executive officers and may form and delegate authority to subcommittees when it deems appropriate. Among other things, the role of the Compensation Committee is to: (1) establish and review executive compensation policies and programs; (2) review and approve executive officer compensation; (3) recommend incentive compensation plans; (4) recommend equity-based plans; (5) administer compensation plans; (6) review annually and determine the peer group(s) used for benchmarking executive compensation levels; (7) oversee regulatory compliance; (8) review employment agreements and severance agreements; (9) oversee management continuity; (10) review director compensation; (11) determine and review stock ownership guidelines; and (12) review the compensation discussion and analysis section of the proxy statement.

The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director or executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. In addition, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain other advisors. Bally’s will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm, independent counsel or other independent advisors hired by the Compensation Committee. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee or as otherwise permitted by the terms of any compensation plan, program, policy, agreement or arrangement approved by the Compensation Committee or the Board.

The Compensation Committee held seven meetings during the year ended December 31, 2024. Our Chief Executive Officer does not participate in deliberations concerning, and was not present for the vote on, his compensation arrangements. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Mr. Rollins (Chair), Mr. Patel and Ms. Wilson. None of these Compensation Committee members are a current or former Bally’s officer or employee. During 2024, none of Bally’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Bally’s Board or the Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Mr. Patel (Chair), Ms. Harris and Mr. Kim. Our Board has determined that each member is independent under the NYSE and SEC standards.

The Nominating and Governance Committee operates under a written charter adopted by the Board. The primary purpose of the Nominating and Governance Committee is to identify individuals it determines to be qualified to become members of the Board, recommend candidates to fill vacancies on the Board and newly created director positions, recommend whether incumbent directors should be nominated for re-election to the Board upon the expiration of their terms, recommend corporate governance guidelines applicable to the Board and the Company’s employees, oversees the evaluation of the Board and its committees and assess and recommend members of the Board to the Board for committee membership. The Nominating and Governance Committee evaluates prospective nominees suggested by any stockholder in substantially the same manner and against substantially the same criteria as any other prospective nominee identified from any other source. No person may serve as a member of the Board or be elected or nominated for election to the Board, unless such person has been licensed to serve as a member of the Board by the applicable gaming authorities at the time of such service, election or nomination.

The Nominating and Governance Committee held six meetings during the year ended December 31, 2024.

Compliance Committee

Our Compliance Committee currently consists of: Ms. Wilson (Chair) and Messrs. Downey and Papanier. The Compliance Committee was formed by the Board and operates under a written charter adopted by the Board. The primary purpose of the Compliance Committee is to establish and administer the Company’s compliance program (the “Compliance Program”) and develop, initiate, maintain and revise compliance policies and procedures to prevent illegal, unethical, or improper conduct. Among other things, the role of the Compliance Committee is to: (1) periodically review the Code of Business Conduct to ensure continuing relevance in providing guidance to management and employees and, if applicable, recommend updates to the Code to the Board; (2) maintain reasonable current knowledge of laws and regulations; (3) respond to alleged material violations of rules, regulations, policies, procedures and the Code of Business Conduct as identified by the compliance officer by evaluating or recommending the initiation of investigative procedures; (4) act as an independent review and evaluation body with the objective of ensuring that identified compliance issues within the Company are evaluated, investigated and resolved; (5) identify potential areas of compliance vulnerability and risk, develop and implement corrective action plans determined to be appropriate for resolution of compliance issues and provide general guidance on how to avoid and address similar situations in the future; (6) monitor anti-money laundering requirements and compliance; (7) monitor the compliance communication program for the Company; (8) monitor the performance of the Compliance Program and related activities on a continuing basis, taking appropriate steps to improve its effectiveness; and (9) provide updates to the Audit Committee, as necessary, regarding the operation and progress of compliance efforts.

The Compliance Committee held seven meetings during the year ended December 31, 2024.

ESG Committee

The Board’s ESG Committee consists of Mr. Kim (Chair), Ms. Harris and Mr. Reeves. The purpose of the ESG Committee is to (1) review significant policies and performance on matters relating to ESG issues and opportunities, employee health and safety, approach to corporate social responsibility, and activities related to stakeholder engagement and philanthropy; (2) oversee and monitor the Company’s vision and values; (3) advise the Board and management on significant public issues that are pertinent to the Company and its stakeholders; and (4) assist management in setting strategy, establishing goals and integration, and sustainability into strategic and tactical business activities across the Company to create long-term shareholder value. The ESG Committee also evaluates policies related to responsible gaming, including the prevention of underage and problem gambling; diversity; community engagement and investment; impact on the environment; and certain health and safety programs in respect of the Company’s employees, guests, and premises.

The ESG Committee held two meetings during the year ended December 31, 2024.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and at the committee level, in overseeing the management of our exposure to risk. The Board is regularly updated regarding risks that we face, including those that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists our Board in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial risk exposure and review of related party transactions. Our other standing committees also have responsibilities with respect to risk oversight. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Nominating and Governance Committee was formed to manage risks associated with the independence of the Board, including considering whether any director nominees have relationships or potential conflicts of interest that could affect their independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed of risks we face through reports from our committees and management.

Bally’s ESG Commitment

Bally’s Corporation is dedicated to responsible growth and sustainability through its Environmental, Social, and Governance (ESG) strategy.

Bally’s believes that to flourish in a competitive environment and global economy, all ideas must be on the table, and an organizational culture that welcomes and encourages diverse perspectives leads to success. A driving factor of that success is ensuring that our team members are player-centric and focused. A driving factor of our success is ensuring that our team members are player centric and proactive in finding ways to entertain and deliver custom experiences for our broad and diverse global players and guests.

Across all jurisdictions where we are located, we are dedicated to building stronger communities by becoming an integral part of the local community by hosting fundraisers, building relationships, growing tourism, and supporting local non-profits. The Company made a landmark $5 million commitment over five years to the Community College of Rhode Island Foundation as part of a strategic workforce and economic development partnership in the State of Rhode Island. This investment has led to the development and launch of a comprehensive Table Games Dealer Training Academy at the college campus near one of our largest casinos. The program’s inaugural class achieved a 100% graduation rate, with all graduates receiving job offers from Bally’s; 90% of those graduates remain active team members today. Building on this success, the Company has initiated two additional workforce development programs in Hospitality & Tourism, Networking Technology, IT, and Cybersecurity. The first new course, “Orientation to Hospitality Management,” commenced on October 31, 2024, with additional courses planned for Spring 2025. Certificate programs in Food & Beverage, Casino Marketing, Casino Accounting, Gaming Management, and Sustainable Tourism are scheduled to follow.

In addition, we are committed to ensuring responsible play and guest safety. All our employees participate in training to better equip them to identify and mitigate problem play. The Company is a member of the U.S. Responsible Online Gaming Association and the corporate Leadership Circle for the National Council on Problem Gambling, adopted American Gaming Association’s Responsible Marketing Code of Conduct and supported its annual “Have a Game Plan”Campaign, and received RG Check responsible gaming accreditation for online operations BallyCasino.com and VirginCasino.com (since rebranded to MONOPOLYCasinoUS.com). We are also committed to supporting responsible gaming research and donated over $1 million to the International Center of Responsible Gaming for expanded research for underage play prevention and the usage of responsible gaming tools since 2022.

Respect for the environment is part of our culture and we have implemented several energy and emission efficiency initiatives at our properties. Examples from individual properties include switching lights to LEDs, switching from oil and other fuel sources to cleaner, more efficient natural gas sources, installation of electric vehicle charging points, waste segregation to maximize recycling and converting our waste vegetable oil into biofuel. Bally’s also participates in demand response and energy curtailment programs run by local utilities and regional power distribution organizations to remove part or all of the electric load from the utility grid on peak days (when requested) to save energy, reduce the need for fossil fuel power plants and help integrate renewable energy onto the electric grid by providing increased sustainability.

Our People; Employee Health and Well-Being. Bally’s engages in a number of employee wellness initiatives, including annual blood drives, wellness fairs, flu shot clinics, weight management support programs, employee dining programs and property sanitation programs, in addition to a weekly wellness communication distribution to employees providing helpful information on health initiatives and best practices. The Company also offers a wellness fund through our medical benefits provider which provides our employees with the opportunity to earn health-conscious rewards through the completion of certain wellness initiatives. We also maintain positive relationships with various unions and currently have thirty-two collective bargaining agreements covering approximately 3,040 employees.

During the Covid-19 pandemic Bally’s adopted robust, enhanced safety measures across all properties. While requirements have subsided, Bally’s remains vigilant with its various health and safety policies in a continued effort to protect our employees and create safe environments for our valued guests.

As we move forward, Bally’s plans to implement new employee-focused programs. One such program is a formal Management Development Program across our retail properties. This two-year management training program will be rotational in nature providing exposure to both front and back-of-the-house operations, enabling management the opportunity to identify and recruit high performing talent.

Governance. Bally’s has developed and maintained robust corporate governance, including our Code of Business Conduct and Ethics, Corporate Governance Guidelines, and Board Committee Charters, which are available on our corporate website. Beyond our policies, we support a culture that prioritizes ethical business conduct and integrity. On an annual basis all employees receive and review the Code of Business Conduct and Ethics which is subject to the oversight of Bally’s Chief Compliance Officer. Within the Code of Business Conduct and Ethics, an independent third-party whistleblower hotline number is provided to employees. Violations of the Code of Business Conduct and Ethics, Company policies, and other business misconduct may be reported 24 hours a day, 7 days a week, and remain anonymous.

At Bally’s, data privacy and security are essential to the trust of our guests and employees. We work hard to ensure that our team members are aware of and supported by technology to protect everyone, and we continually evaluate and update our procedures and training in this area. In this regard, Bally’s has established a Data Protection Committee, chaired by its Data Privacy Officer, to oversee all data protection and privacy matters across all its operations.

Bally’s requires all property leaders, all new hires and rehires, and all employees handling or verifying large current transactions to undertake a series of annual training courses on anti-money laundering practices to ensure proper compliance. The Board Compliance Committee, chaired by Wanda Y. Wilson, an independent director of Bally’s, is responsible for reviewing and monitoring compliance with the Gaming Compliance Review and Reporting Plan. The Company’s commitment to compliance includes a separate department dedicated to the regulatory compliance of its interactive operations, which is facilitated through a detailed compliance monitoring program covering licensing, technology, and regulatory requirements.

In addition, Bally’s is committed to maintaining a Board, with a diversity of background and experience.

DIRECTOR COMPENSATION

Pursuant to the Company’s non-employee director compensation policy that was in place for 2024, the Chairman and Vice-Chairman of the Board each received an annual retainer of $400,000, which for the Chairman, was paid in the form of annual and quarterly grants of Bally’s restricted stock awards, and, for the Vice-Chairman, was paid $200,000 in cash (paid in equal installments quarterly) and $200,000 in the form of an annual grant of a Bally’s restricted stock award. Other non-employee directors were paid an annual retainer of $200,000, consisting of $100,000 in cash paid in equal installments quarterly and $100,000 in the form of an annual grant of a Bally’s restricted stock award. Director restricted stock awards generally vest in full in one installment on the earlier of the first anniversary of the grant date and the date of the Company’s annual meeting of shareholders that occurs in the year immediately following the grant date year and are subject to a one-year holding period. The quarterly restricted stock grants made to the Chairman of the Board are fully vested when granted and are subject to a one-year holding period. The Chair of each of the committees of the Board receives an additional $50,000 cash retainer annually, paid in equal installments quarterly. In addition, new members of the Board receive a one-time equity grant with a grant date value of $100,000 on the grant date.

The Board designed the director compensation program to attract and retain talented directors with the relevant skills and capabilities, to fairly compensate directors for the work required, to recognize the individual roles and responsibilities of the directors and to align directors’ interests with the long-term interests of Bally’s shareholders.

Non-employee directors are subject to share ownership guidelines that Bally’s adopted in 2019. See the section “Bally’s Share Ownership Guidelines and Policies for Directors and Officers” in this proxy statement for further information about these guidelines as they pertain to Bally’s non-employee directors.

2024 Director Compensation Table

The following table provides compensation information for the year ended December 31, 2024. Messrs. Papanier and Reeves do not receive compensation for their service as directors because they are employees of Bally’s. Mr. Downey received director compensation in 2024 because he was only hired as an employee of Bally’s in March 2025. Although Mr. Kim previously declined receiving compensation for his service as a Bally’s director in prior years, in 2024, Mr. Kim received compensation for his service as a Bally’s director in 2024 in the form of equity awards only. During 2024, Ms. Wilson and Messrs. Patel and Rollins served on the Operational Integration Committee, which was created in 2023, to oversee the Company’s global process for streamlining company operations, among other things, and received additional cash compensation for such services equal to $120,000, $480,000 and $180,000, respectively. Messrs. Patel and Rollins and Ms. Wilson also received additional fees equal to $180,000 each for sitting on a special committee which was formed to review and evaluate the advisability of the transaction proposed by Standard General L.P.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Terrence Downey	150,000	99,995	—	—	—	249,995
Tracy S. Harris	210,000	99,995	—	—	—	309,995
Soohyung Kim	200,003	199,990	—	—	—	399,993
Jaymin B. Patel	860,000	200,029	—	—	—	1,060,029
Jeffrey W. Rollins	510,000	99,995	—	—	—	609,995
Wanda Y. Wilson	450,000	99,995	—	—	—	549,995
__________________________________

(1)
This column shows the amount of cash compensation earned for service on the Board and its committees. Mr. Kim received his annual cash retainer in the form of quarterly awards of restricted stock (“RSAs”) with a grant date fair value of $50,000 on each of April 18,
2024, June 30, 2024, September 30, 2024 and December 31, 2024. Such RSAs were fully vested upon grant and are subject to a one-year holding period.

(2)
The amounts contained in this column represent the aggregate grant date fair value for the restricted stock awards, including unvested restricted stock awards, granted in 2024 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Stock Compensation (“ASC 718”). The grant date fair value for restricted stock awards is calculated using the intrinsic value method based on the closing price of our common shares on the NYSE on the date of grant. On May 16, 2024, Mses. Harris and Wilson and Messrs. Downey and Rollins received RSAs with a grant date fair value of approximately $100,000. Mr. Kim received an award of RSAs on May 16, 2024 with a grant date fair value of approximately $200,000 for serving as Chairman of the Board. Mr. Patel received an award of RSAs with a grant date fair value of approximately $200,000 which includes an additional award with a grant date fair value of $100,000 for his position as Vice Chairman of the Board. As of December 31, 2024, Mses. Harris and Wilson and Messrs. Downey and Rollins each have 7,686 unvested RSAs outstanding, Mr. Kim has 15,372 unvested RSAs outstanding and Mr. Patel has 12,936 unvested RSAs outstanding.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Bally’s as of the date of this proxy statement (other than our Chief Executive Officer, Robeson M. Reeves, whose biographical information is provided above under “Nominees for Directors,” and our President, George T. Papanier, whose biographical information is provided above under “Continuing Directors”) is set forth below. Executive officers serve at the discretion of our Board and until their successors have been duly appointed and qualified, unless sooner removed by the Board. There are no family relationships between our directors and executive officers.

As previously announced, Mira Mircheva, age 46, has been appointed as Bally’s Executive Vice President and Chief Financial Officer, subject to receipt of customary regulatory approvals. Upon receipt of regulatory approval for Ms. Mircheva’s appointment, Marcus Glover will become Executive Vice President, Global Operations. Biographical information for Ms. Mircheva is included below.

Executive Officers:

Name	Age	Position
Robeson M. Reeves	41	Chief Executive Officer
Marcus Glover	49	Executive Vice President and Chief Financial Officer
Craig L. Eaton	60	President, Rhode Island Operations and Corporate Secretary
Kim M. Barker	57	Executive Vice President and Chief Legal Officer
George T. Papanier	67	President
__________________________________

Marcus Glover

Mr. Glover has served as the Chief Financial Officer at Bally’s Corporation since May 2023. He is a senior executive in the hospitality and gaming industry with more than 20 years of experience. Most recently, Mr. Glover served as Chief Strategy Officer for QPSI LLC, a supply chain solutions and contract packaging company, where he was responsible for developing and executing the business’s growth strategy. Prior to that, Mr. Glover served in Senior Executive leadership roles for MGM Resorts, most notably as President and Chief Operating Officer of the Borgata Hotel, Casino & Spa, and President and Chief Operating Officer of the Beau Rivage Resort & Casino. Mr. Glover was also a senior executive with Caesars Entertainment in various positions, including Senior Vice President & General Manager for the Horseshoe Casino and Thistledown Racino, Assistant General Manager at Harrah’s/Caesars Entertainment in St. Louis, Missouri, and Vice President of Operations at Harrah’s/Caesars Entertainment in Biloxi, Mississippi. Marcus holds an M.B.A. from The Duke University Fuqua School of Business and received a B.A. in Business Administration, Finance from Morehouse College.

Craig L. Eaton

Craig Eaton is the President, Rhode Island Operations and Corporate Secretary for Bally’s Corporation. He has been associated with the Company since 2005 and has over 30 years of legal, regulatory, government relations and business experience. Mr. Eaton was a partner at the law firm of Adler, Pollock and Sheehan, chairing its regulatory and compliance practice group from 1998 through 2004. From 1995 to 1998, Mr. Eaton was General Counsel to the Narragansett Electric Company. A 1987 cum laude graduate of Union College and 1990 graduate of Boston College Law School, he is an active participant on various charitable and civic boards, and is a volunteer coach for various youth sports organizations.

Kim M. Barker

Kim M. Barker has served as the Executive Vice President and Chief Legal Officer at Bally’s Corporation since December 2022. Prior to joining Bally’s, Ms. Barker served as General Counsel and Vice President, Legal and Regulatory Affairs for Chicago-based Northstar Lottery Group, LLC, a majority-owned IGT affiliate. Ms. Barker also served as General Counsel to the Illinois Student Assistance Commission, an Illinois state agency. She was also a partner in the public law practice while in private practice in the City of Chicago. Ms. Barker also served as the Vice President and Deputy General Counsel for IGT’s Digital and Sports Betting team from 2020 to 2021. In 2018, Ms. Barker was appointed IGT’s inaugural Vice President, Diversity and Inclusion. Ms. Barker is a graduate of Yale College and New York University School of Law. Her board service includes Community College of Rhode Island Foundation, Providence Mutual Fire Insurance Company, American Gaming Association and International Association of Gaming Advisors.

Mira Mircheva

Mira Mircheva has been appointed as Bally’s Executive Vice President and Chief Financial Officer, subject to receipt of customary regulatory approvals. Ms. Mircheva served as Chief Financial Officer of The Queen Casino & Entertainment since 2023. Prior to that, she was Partner & Research Analyst at Standard General. She joined Standard General in 2015. Ms. Mircheva was previously a Senior Research Analyst at Perella Weinberg Partners Asset Management from 2009 until 2015. Before that, Ms. Mircheva worked as a Vice President in credit principal investing at Goldman Sachs. She joined the Goldman Sachs Investment Banking Division as an analyst in 2001. She is currently a member of the Board of Directors of White Energy and Intralot S.A. Ms. Mircheva holds a B.A. in Economics from Colgate University.

OWNERSHIP OF SECURITIES AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information about the beneficial ownership of our common shares as of March 19, 2025 for (1) each shareholder known by us to beneficially own more than 5% of our common shares, (2) each of our current directors, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. The percentage of ownership indicated in the following table is based on 48,737,412 common shares issued and outstanding on March 19, 2025.

Information with respect to beneficial ownership has been furnished by each director and executive officer and with respect to beneficial owners of more than 5% of our common shares, by filings made with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common shares shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 19, 2025 are deemed outstanding, as well as any common shares that such person has the right to acquire upon the vesting of restricted stock units within 60 days after March 19, 2025, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island 02903.

Beneficial Owners	Number of Shares Beneficially Owned	Percentage Ownership
Directors and Named Executive Officers
Soohyung Kim(1)	35,788,558	73.4%
Terrence Downey	7,686	*
Tracy S. Harris	7,686	*
Jaymin B. Patel	15,372	*
Jeffrey W. Rollins	7,686	*
Wanda Y. Wilson	8,186	*
Robeson M. Reeves	196,334	*
Marcus Glover	18,736	*
Craig L. Eaton	159,585	*
Kim M. Barker	9,157	*
George T. Papanier(2)	272,408	*
All directors and executive officers, as a group (11 persons)	36,491,394	74.9%
Standard RI Ltd and SG CQ Gaming LLC(1)	35,788,558	73.4%
Noel Hayden(3)	4,953,272	10.2%
* Less than 1%
__________________________________
(1)
Consists of 8,849,849 common shares of Bally’s held by Standard RI Ltd, 26,909,895 common shares of Bally’s held by SG CQ Gaming LLC and 28,814 shares held directly by Soohyung Kim. Standard General L.P. serves as investment manager to Standard RI Ltd and SG CQ Gaming LLC, and, in that capacity, exercises voting and investment control over the shares held by both Standard RI Ltd and SG CQ Gaming LLC. Mr. Kim is the managing partner and chief investment officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.

(2)	Consists of 263,408 common shares of Bally’s held by Mr. Papanier and 9,000 common shares of Bally’s held in trust.
(3)
Amounts beneficially owned by Mr. Hayden are based solely on an amended and restated Schedule 13G filed with the SEC on February 11, 2025. Mr. Hayden may be deemed the beneficial owner of all shares indicated.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles and practices underlying our named executive officer compensation program and the decisions made by the Compensation Committee of our Board related to 2024 compensation for our named executive officers.

Bally’s compensation philosophy has historically focused on the following principal objectives and has continued to use these objectives when setting executive compensation:

•pay for performance based on achievement of corporate and any applicable individual objectives;
•pay competitively to attract, retain and motivate exceptional management performance; and
•align management compensation with the achievement of business objectives and the creation of value for stakeholders.

These objectives are designed to reward results linked to both short-term and long-term performance (pay-for-performance) and to provide compensation that will attract, incentivize and retain high-caliber individuals for the most impactful management positions at Bally’s. This philosophy generally takes into account the market practices of similarly situated peer companies and reflects the Compensation Committee’s priority of attracting and retaining the highest quality talent for achievement of Bally’s strategic business plan and annual operating goals.

2024 Named Executive Officers

This CD&A focuses on the compensation of Bally’s named executive officers (the “NEOs”) for the year ended December 31, 2024:

•Robeson M. Reeves, Chief Executive Officer
•Marcus Glover, Executive Vice President and Chief Financial Officer
•Craig L. Eaton, President, Rhode Island Operations and Corporate Secretary
•Kim M. Barker, Executive Vice President and Chief Legal Officer
•George T. Papanier, President

No NEO transitions occurred in 2024. However, as previously disclosed, effective March 5, 2025, Mr. Glover was appointed as Executive Vice President, Global Operations and Mira Mircheva was appointed as Bally’s Executive Vice President and Chief Financial Officer, subject to receipt of customary regulatory approvals.

Development of Bally’s Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee reviews, considers and makes determinations with respect to the compensation of Bally’s executive officers (including decisions with respect to base salary, annual bonus and long-term equity compensation). The Compensation Committee’s responsibilities include development and oversight of Bally’s incentive plans, including the approval of performance criteria to be used in connection with Bally’s performance-based compensation programs.

Role of Bally’s Executive Officers in Determining Compensation

From time to time, the Chief Executive Officer and Chief Financial Officer may provide input to the Compensation Committee with respect to the performance criteria established in connection with Bally’s performance-based compensation programs, and the Chief Executive Officer may provide input and recommendations to the Compensation Committee with respect to any individual performance goals that may be established (for example, management objectives, etc.) in connection with those programs. However, no executive officer provides input to the Compensation Committee regarding the amount or form of compensation he receives.

Consideration of 2024 Shareholder Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)

We provide our shareholders with an annual “Say-on-Pay” advisory vote on our named executive compensation program as required under applicable U.S. securities laws. In 2024, approximately 76.4% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2024 Annual Meeting of Shareholders. We expect that our next required “Say-on-Pay” vote to determine the frequency of future Say-on-Pay votes will occur at the annual meeting of shareholders in 2028.

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers, in addition to other factors, shareholder input, including the advisory Say-on-Pay vote at our annual meeting. The Compensation Committee did not make any changes to our compensation programs or policies that were specifically driven by the results of the Say-on-Pay vote or shareholder feedback.

Establishment of Peer Group

Each year, including in 2024, Bally’s management has engaged a compensation consultant, Lockton Companies (“Lockton”), to provide information regarding compensation and pay practices and to prepare a peer group for the Company. Constituent companies in the peer group have been selected based on an analysis of entities in the same general industry as Bally’s (or similar industries), with revenues in the range of 0.40 to 2.50 times Bally’s revenue, market capitalization in the range of 0.25 to 4.00 times Bally’s market capitalization, and similar employee populations, international footprints and non-U.S. revenue streams compared to Bally’s.

The peer group proposed by Lockton for 2024, which was revised in 2023 to add Accel Entertainment, Inc. and Rush Street Interactive, consisted of the following companies:

•Accel Entertainment, Inc.
•Boyd Gaming Corporation
•Churchill Downs Incorporated
•DraftKings Inc. (Daily Fantasy)
•International Game Technology
•Light & Wonder
•Penn Entertainment
•Playtika Holding Corp.
•Red Rocks Resorts, Inc.
•Roblox Corporation
•Rush Street Interactive
•Take-Two Interactive Software, Inc.

Although Bally’s did not engage in benchmarking for any of its fiscal year 2024 compensation decisions, comparative compensation information from Lockton was provided to the Compensation Committee to generally inform it of market practices with respect to compensation and pay practices. The Compensation Committee’s review of the peer group prepared by Lockton had no material impact on fiscal year 2024 compensation decisions for any of our NEOs.

Elements of Bally’s 2024 Executive Compensation Program

In 2024, compensation for the NEOs had three principal components: (1) annual base salary, (2) eligibility to receive an annual cash incentive bonus, and (3) participation in Bally’s long-term, equity-based incentive program. For purposes of this CD&A, unless otherwise noted, the amounts disclosed in U.S. dollars in this CD&A for Mr. Reeves are opportunities denominated in U.S. dollars in his employment agreement, but such amounts are converted from U.S. dollars into sterling pounds (GBP) when such amounts are actually paid to Mr. Reeves based on the applicable exchange rate.

2024 Base Salary

Bally’s provides the NEOs a base salary as a fixed component of compensation. Base salaries are intended to compensate each of the NEOs for their respective day-to-day duties and responsibilities. In determining annual base salaries, the Compensation Committee considers a number of factors, including the NEO’s skill set and individual contributions to the Company. Base salaries are generally reviewed each year by the Compensation Committee for potential adjustment, but no increase in base salary from year to year is guaranteed unless called for in the NEO’s employment agreement. None of the NEOs received a salary increase in 2024. The base salary amount for Mr. Reeves is stated in U.S. dollars in his employment agreement but is converted into GBP (based on the applicable exchange rate) when paid on a monthly basis.

Name	Base Salary Rate for Year Ended 2024
Robeson M. Reeves	$1,100,000
Marcus Glover	$625,000
Craig L. Eaton	$400,000
Kim M. Barker	$550,000
George T. Papanier	$975,000
2024 Annual Cash Incentives

For 2024, all NEOs were eligible to earn a portion of their compensation in the form of a performance-based annual cash incentive pursuant to Bally’s annual pay-for-performance program (referred to as the “Annual PFP”). The Compensation Committee has historically paid annual incentive amounts under the Annual PFP in order to incentivize the achievement of objectives that are based on Bally’s operational, financial and strategic goals for the applicable year.

For 2024, all NEOs were eligible to earn a cash incentive payment under the Annual PFP based on the level of adjusted EBITDA achievement measured during 2024 (the “Adjusted EBITDA Performance Goal”). The Compensation Committee retained the right to adjust the payout of the Annual PFP based on an individual’s performance in their role and other business factors throughout 2024. Adjusted EBITDA is a non-GAAP performance metric that the Company further adjusts in setting performance compensation. Adjusted EBITDA for purposes of the annual incentive compensation plan represents net income before interest expense, interest income, depreciation, amortization, share-based compensation and the provision for taxes, plus or minus adjustments for certain unusual and/or nonrecurring expense and income items.

2024 Adjusted EBITDA Performance Goal

The Compensation Committee determined that the Adjusted EBITDA Performance Goal was an appropriate performance measurement tool for the Annual PFP because it serves as a reliable indicator of Bally’s economic success. The 2024 Adjusted EBITDA Performance Goal was set on February 5, 2024, at which point, the Compensation Committee approved an Adjusted EBITDA Performance Goal target of $588 million for 2024. The Compensation Committee sets performance targets at levels it believes will require substantial effort by management in order to achieve payouts under the Annual PFP.

The following table represents the target Annual PFP cash incentive amounts for the NEOs for 2024 (which remain unchanged from 2023):

Name	2024 Target Annual Incentive	% of Base Salary
Robeson M. Reeves	$1,100,000	100%
Marcus Glover	$625,000	100%
Craig L. Eaton	$300,000	75%
Kim M. Barker	$550,000	100%
George T. Papanier	$975,000	100%

2024 Annual Incentive Outcomes

During 2024, the Company continued to focus on integrating operating units which included a focus on system integrations. Due to many operating unit dependencies, the 2024 Adjusted EBITDA Performance Goal was abandoned for purposes of determining the outcome of the Annual PFP. Instead, the Compensation Committee exercised its discretion to award cash incentives to the NEOs. In making such a discretionary determination, the Compensation Committee took into consideration the breadth of responsibility of each NEO and the results of each business segment supported by each respective NEO. Segment EBITDAR, product development and delivery, leadership vision and impact of cross-divisional support, as well as individual NEO performance were among the items considered by the Compensation Committee for purposes of determining the relevant NEO’s annual incentive outcome.

As a result, the Compensation Committee awarded discretionary annual incentives to the NEOs as follows:

•Mr. Reeves 85% for financial results and 100% for individual performance resulting in a blended rate of 85% for an earned annual incentive of $935,000 for 2024, of which the cash portion was converted into and paid in GBP.
•Mr. Glover 80% for financial results and 80% for individual performance resulting in a blended rate of 64% for an earned annual incentive of $400,000 for 2024.
•Mr. Papanier 85% for financial results and 90% for individual performance resulting in a blended rate of 76.5% for an earned annual incentive of $745,875 for 2024.
•Ms. Barker 80% for financial results and 80% for individual performance resulting in a blended rate of 64% for an earned annual incentive of $352,000 for 2024.
•Mr. Eaton 85% for financial results and 100% for individual performance resulting in a blended rate of 85% for an earned annual incentive of $255,000 for 2024.

The Compensation Committee also decided, when it determined such discretionary annual incentive outcomes, to pay 50% of the annual incentive in the form of cash and 50% in the form of immediately vested shares. The cash portion was paid in March 2025 and the stock awards were granted on March 21, 2025.

Long-Term Incentives - Equity-Based Compensation

In addition to short-term cash incentive award opportunities under the Annual PFP, certain NEOs have in the past received long-term incentive compensation in the form of equity-based compensation under the Company’s equity plans. The Compensation Committee has utilized equity-based incentives because equity-based incentives effectively align the executives’ interests with those of Bally’s stakeholders. Toward this end, the Compensation Committee has traditionally delivered a portion of each NEO’s long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) and a portion in the form of performance-based restricted stock units (“PSUs”), both granted pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). Time-based RSUs function as a retention tool and we view them as inherently performance-based because the ultimate value delivered to the NEO upon settlement of the RSUs is directly tied to Bally’s share price. PSUs are designed to incentivize the NEO to achieve performance goals that are typically tied to both Bally’s annual level of Adjusted EBITDA Performance Goal achievement and the achievement of other strategic initiatives. The Compensation Committee has chosen to use the Adjusted EBITDA Performance Goal for both our Annual PFP and for our PSUs because the Compensation Committee believes that this approach balances short-term and long-term decision making and is consistent with the basic compensation philosophy that earnings growth will lead to long-term stakeholder value.

2024 Time-based RSUs

Mr. Eaton was awarded 17,657 RSUs on March 1, 2024, which vest in equal installments on each March 1 of 2025, 2026 and 2027, subject to his continued employment with Bally’s on each vesting date. Messrs. Reeves, Glover, and Papanier and Ms. Barker did not receive any RSU grants in 2024.

2024 PSU Awards

Mr. Eaton was awarded 17,657 PSUs on March 1, 2024. The shares subject to Mr. Eaton’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2024, December 31, 2025 and December 31, 2026, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

None of the other NEOs received new PSU awards in 2024. See “2023 PSU Awards” below for a description of the portion of those awards that have a grant date in 2024.

2023 PSU Awards

Mr. Reeves was granted 69,464 target PSUs on February 15, 2023 under the 2021 Plan. The shares subject to Mr. Reeves’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Mr. Glover was granted 42,396 target PSUs on June 8, 2023 under the 2021 Plan after his appointment as Bally’s Chief Financial Officer. The shares subject to Mr. Glover’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Mr. Eaton was granted 7,143 target PSUs on March 10, 2023 under the 2021 Plan. The shares subject to Mr. Eaton’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Ms. Barker was granted 24,554 target PSUs on March 10, 2023 under the 2021 Plan. The shares subject to Ms. Barker’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to her continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Mr. Papanier was granted 85,540 target PSUs on February 15, 2023 under the 2021 Plan. The shares subject to Mr. Papanier’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

In reviewing each NEO’s performance throughout 2024 against certain corporate and individual objectives, the Compensation Committee exercised its discretion to abandon the Adjusted EBITDA Performance Goal set in February 2024, as it similarly did with respect to the 2024 Annual PFP, and exercised its discretion to determine that a portion of the PSUs attributable to the 2024 performance year should vest and be paid to the NEOs.

The Compensation Committee determined that Messrs. Reeves, Glover, Eaton, and Papanier and Ms. Barker should earn and vest in a number of PSUs for the 2024 performance period following the completion of the Company’s 2024 financial statement audit and filing of its Form 10-K equal to 85%, 64%, 85%, 76.5%, and 64%, respectively, of the target number of PSUs that were granted under their respective PSU awards. As a result, on March 17, 2025 Messrs. Reeves, Glover, Eaton, and Papanier and Ms. Barker received 14,344, 10,582, 8,267, 27,322, and 5,239 shares of Bally’s common stock related to the 2024 performance period of their respective PSU award.

2022 PSU Awards

None of the NEOs received PSU awards in 2022.

2021 PSU Awards

In connection with the Company’s acquisition of Gamesys, the Compensation Committee approved, on October 1, 2021, a PSU award opportunity for Mr. Reeves (with a target number of 56,518 PSUs) that is contingent on the establishment of performance goals and metrics for three separate, one-year performance periods starting January 1 and ending December 31 of 2022, 2023 and 2024. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Pursuant to Mr. Reeves’s award agreement, and in connection with the transactions contemplated under the Agreement and Plan of Merger, dated July 25, 2024 (as amended, the “Merger Agreement”), by and among Bally’s Corporation, SG Parent LLC, The Queen Casino & Entertainment, Inc., and other parties thereto, on February 7, 2025, the unvested portion of the PSUs granted to Mr. Reeves in October 2021 that related to the 2024 performance period fully vested at the target performance level upon consummation of the merger, resulting in Mr. Reeves receiving 18,840 shares of Bally’s common stock.

None of the other NEOs were granted PSUs in 2021 because they did not have contractual entitlement to any equity-based awards pursuant to their employment agreements.

Employment, Termination of Employment and Change-In-Control Arrangements

Bally’s does not maintain stand-alone change-in-control agreements with any of its NEOs or with any of its other officers. However, certain employment agreements with the NEOs, as described below, provide for severance benefits in connection with certain terminations following a change-in-control and certain equity award agreements with the NEOs, as described below, provide for equity vesting or payment in connection with either the occurrence of a change-in-control or certain terminations following a change-in-control. Bally’s does not provide any of the NEOs or any of its other officers with a “gross up” for so-called “golden parachute” excise tax obligations payable by the executive in connection with a change in control or a subsequent termination of the executive’s employment.

During 2024, the NEOs were each party to an employment agreement with Bally’s or a subsidiary of Bally’s.

Bally’s maintains employment agreements with each of the NEOs because employment agreements can help set the expectations of the parties and may also provide comfort to executives during periods of transition. The employment agreements with Messrs. Glover, Eaton and Papanier and Ms. Barker provide for severance payments and benefits in the event of certain involuntary termination events (including following a change in control). In addition, the award agreements pursuant to which RSUs and PSUs have been granted to each of the NEOs provide for vesting upon certain termination events and, with respect to the RSUs, for double-trigger vesting in the event of a change in control. This generally means that the RSUs will only automatically vest in full upon a change in control if the acquiring or surviving entity does not provide a replacement award (as described in the 2021 Plan, as applicable) to the holder.

If the acquiring or surviving entity provides a replacement award in connection with a change in control, the vesting of each NEO’s RSUs will only accelerate upon the “involuntary termination” of employment (as defined in the applicable Plan or award agreement) within two years following the change in control. An “involuntary termination” under the 2021 Plan, is generally limited to a termination by the Company without “cause” or by the NEO for “good reason” (as defined in the applicable award agreement).

The RSU award agreements also provide that, upon a termination of employment due to the NEO’s death or disability, the number of RSUs scheduled to vest on the next applicable vesting date will vest. The 2021 RSU agreement for Mr. Papanier and the 2023 RSU award agreements also provide for accelerated vesting of the RSUs upon a termination without “cause” (and for the October 2021 awards for Mr. Reeves, also upon a termination by Mr. Reeves for “good reason”).

The PSUs will fully vest at the “target” performance level upon the change in control. In the event of termination of employment due to the individual’s death (and, with respect to Mr. Reeves’s 2023 PSU grant, also in the event of the termination of his employment due to disability), (1) any PSUs earned in respect of any previously completed performance periods will vest at the “target” performance levels, (2) the unvested PSUs attributable to the performance period during which the termination occurs will vest at the “target” level on a pro-rata basis (based upon the number of days of the NEO’s service during the applicable performance period), and (3) any unvested PSUs attributable to any subsequent performance periods will be forfeited. In the event of a termination of employment by the Company without “cause” or due to the NEO’s disability (other than with respect to Mr. Reeves’s 2023 PSU grant, which disability vesting is described in the preceding sentence), or a termination by the NEO for “good reason” (as such terms are defined in the award agreement), all PSUs (including for prior, current and future performance periods) will vest based on actual performance.

For a detailed description of the employment agreements with Messrs. Reeves, Glover, Eaton, and Papanier and Ms. Barker, see “Agreements with NEOs” of this proxy statement.

Other Benefits and Limited Perquisites

During 2024, Mr. Reeves opted to receive health insurance outside of the Company-sponsored medical plan. Mr. Reeves was also eligible for group life insurance covering at least four times his annual base salary and permanent health insurance covering at least 75% of his annual base salary from the Company-sponsored income protection plan. In addition, Mr. Reeves was eligible to receive tax protection such that he may receive a tax reimbursement and/or tax gross-up to reimburse him for any increase in income or social security taxes under U.S. tax law that are in excess of the taxes that would have been applicable to his compensation had he performed all activities in the United Kingdom.

During 2024, Messrs. Glover, Eaton, and Papanier and Ms. Barker received health and welfare benefits under the same programs, and were subject to the same eligibility requirements, that applied to employees of Bally’s generally. Messrs. Glover, Eaton and Papanier and Ms. Barker were also eligible to participate in Bally’s 401(k) plan. In connection with such participation, in 2024, Messrs. Glover, Eaton, and Papanier and Ms. Barker received a matching contribution from Bally’s in the amount of $11,500, $6,923, $13,375 and $10,085, respectively. Bally’s does not sponsor or maintain any deferred compensation programs. In addition, Messrs. Glover, Eaton, and Papanier and Ms. Barker received the following additional benefits in 2024: Company contributions for the executive long-term disability policy for Ms. Barker and each of Messrs. Glover, Eaton and Papanier in the amount of $810; and Company contributions for the group term life insurance premiums and AD&D policy for Ms. Barker and Messrs. Glover and Eaton in the amount of $1,395 and Mr. Papanier in the amount of $907.

Bally’s Share Ownership Guidelines and Policies for Directors and Officers

In 2019, Bally’s adopted share ownership guidelines applicable to its directors and officers. The guidelines require that non-employee directors beneficially own, during their service on the Bally’s Board, common shares of Bally’s equal in value to at least five times their annual cash retainer. Bally’s officers are required to meet the following share ownership guidelines:

Officer Position	Value of Shares Owned
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Other officers	2 times base salary

Non-employee directors and officers have five years from their initial election to the Board or beginning of their employment, as applicable, to meet the target stock ownership guidelines, and they are expected to continuously own sufficient shares to meet the guidelines once attained. When calculating whether a director or officer owns a sufficient number of shares under these guidelines, the following are included: (1) shares owned (including restricted shares, shares obtained upon option exercise, shares purchased in the open market, shares in a savings or interest plan, etc.), (2) shared ownership (for example, shares owned or held in trust by immediate family), (3) shares the receipt of which have been deferred, (4) restricted stock units, (5) shares owned by a trust or other entity as to which the director or officer has voting or investment authority, and (6) unexercised stock options and performance stock units.

As of March 19, 2025, the following Bally’s executive officers were not yet within the applicable guidelines due to the date on which their employment commenced: Mr. Glover, who joined the Company in May 2024, Ms. Barker, who joined the Company in December 2022, and Mr. Reeves, who joined the Company in 2021. As of March 19, 2025, the following non-employee directors were not within the applicable guidelines due to the date of their election to the board: Ms. Wilson, who was appointed in 2019, Mr. Patel, who was appointed in 2021, Ms. Harris, who was appointed in 2023, Mr. Downey, who was appointed in 2019, and Mr. Rollins, who was appointed in 2019. Pursuant to the Merger Agreement, as defined above, on February 7, 2025, each share of Bally’s common stock issued and outstanding immediately prior to the closing (other than shares that elected to remain outstanding) were canceled automatically and converted into the right to receive cash consideration of $18.25 per share. Messrs. Reeves, Glover, Downey, Patel and Rollins and Mses. Barker, Harris and Wilson also sold shares in connection with the merger.

Directors and NEOs of Bally’s beneficially own 74.9% of the outstanding common shares of Bally’s as of March 19, 2025. An affiliate of Bally’s director Soohyung Kim beneficially owns 73.4%. See the section titled “Ownership of Securities and Related Shareholder Matters” of this proxy statement.

Prohibition on Insider Trading and Hedging of Company Stock

Bally’s has adopted insider trading policies and procedures governing the purchase, sale, and/or other disposition of its securities by Bally’s, its directors, officers, employees and certain other individuals that Bally’s believes are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable NYSE listing standards. In addition, these persons are prohibited from purchasing, selling or writing calls, puts or other options or derivative instruments on common shares of Bally’s, or otherwise hedging or pledging shares of Bally’s securities they own as collateral or security for indebtedness. This policy is intended to apply to transactions that could be deemed to be speculative, such as short sales, options trading or other similar derivative transactions in Bally’s securities, and hedging transactions, including zero-cost collars and forward sale contracts in which the individual continues to own the underlying security without the full risks and rewards of ownership. The pledging restriction is intended to apply to shares owned by the individual officer or director, and not shares owned for the benefit of others.

Clawback Recoupment

Bally’s has adopted a compensation clawback policy applicable to executive officers effective as of October 2, 2023 that complies with the final SEC rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act and the listing standards adopted by the NYSE (the “NYSE Clawback Policy”). The NYSE Clawback Policy requires the Company to seek recovery of erroneously awarded incentive-based compensation received by our executive officers during any three-fiscal-year period prior to the date that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statement that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Prior to the promulgation of rules by the NYSE, the Company had voluntarily adopted a clawback policy as part of its Corporate Governance Guidelines that applied to a broader range of conduct, and covered a broader range of performance-based compensation, than the conduct and performance-based compensation, respectively, required to be covered by the NYSE rules. The Compensation Committee decided to maintain this policy, but amend it effective as of October 2, 2023, to limit the scope of recovery to certain performance-based compensation in the event an executive covered by the policy is responsible for material harm to the Company (the “Supplemental Clawback Policy”). The Supplemental Clawback Policy is separate and distinct from (but in addition to) the NYSE Clawback Policy. For executive officers, to the extent any of their compensation or other amounts are covered by or subject to the NYSE Clawback Policy by its terms, the Supplemental Clawback Policy will only operate with respect to amounts subject to the Supplemental Clawback Policy after recovery occurs under the NYSE Clawback Policy, and there will be no duplication of recovery under the Supplemental Clawback Policy.

Other Compensation-Related Matters

As a general matter, the Compensation Committee is responsible for reviewing and considering the various tax and accounting implications of the compensation and benefits programs it implements. Share-based compensation is expensed in accordance with FASB ASC Topic 718. In general, Bally’s recognizes share-based compensation expenses in the period in which the employee or director is required to provide service, which is generally over the vesting period of the individual share-based award. The Compensation Committee and Bally’s management also review existing compensation arrangements for tax efficiency and compliance.

Compensation Risk Assessment

The Compensation Committee has a process in place for reviewing its compensation programs for risk. When designing its compensation programs, the Compensation Committee strives to mitigate risks while retaining the design features that it believes work best to incentivize and motivate employees. The Compensation Committee reviews its compensation programs annually to help ensure that its compensation programs do not encourage excessive risk-taking behavior. Based on its review, the Compensation Committee does not believe that its compensation programs and practices are reasonably likely to have a material adverse effect on Bally’s.

Compensation Committee Report *

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Bally’s Annual Report on Form 10-K for the year ended December 31, 2024 and in this proxy statement.
The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE

Jeffrey W. Rollins (Chair)
Jaymin B. Patel
Wanda Y. Wilson

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

2024 Summary Compensation Table

The following table provides information concerning the compensation of the 2024 NEOs for each of the years ended December 31, 2024, December 31, 2023 and December 31, 2022, as applicable.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)
Robeson M. Reeves(6)	2024	1,100,913	935,000	201,776	—	53,070	2,290,759
Chief Executive Officer	2023	1,105,110	1,168,921	2,215,125	—	48,041	4,537,197
	2022	850,000	680,000	675,378	—	34,205	2,239,583
Marcus Glover(5)	2024	625,000	400,000	177,068	—	24,775	1,226,843
EVP, Chief Financial Officer	2023	336,538	393,750	829,200	—	6,920	1,566,408
Craig L. Eaton	2024	400,000	255,000	276,940	—	20,198	952,138
President, Rhode Island Operations and Corporate Secretary	2023	400,000	270,000	178,480	—	20,037	868,517
	2022	392,123	270,000	—	—	15,166	677,289
Kim M. Barker(5)	2024	550,000	352,000	87,661	—	19,004	1,008,665
EVP, Chief Legal Officer	2023	550,000	371,250	613,529	—	17,911	1,552,690
George T. Papanier	2024	975,000	745,875	382,497	—	26,108	2,129,480
President	2023	967,308	1,090,402	2,433,381	—	25,645	4,516,736
	2022	931,291	855,000	684,018	—	15,820	2,486,129

(1)	Amounts represent the base salary paid to each of the NEOs during the relevant year. There were no NEO annual base salary increases in 2024.
(2)
The amounts in this column reflect amounts paid to each NEO as a discretionary annual incentive awarded by the Compensation Committee for the 2024 performance year. Fifty-percent of the annual incentive award was paid in the form of fully vested, unrestricted shares on March 21, 2025. These shares are not being reported in the “2024 Grants of Plan-Based Awards Table” because the value would otherwise be double-counted. Refer to the “2024 Annual Cash Incentives” section of the CD&A for further explanation.

(3)
Amounts shown represent the grant date fair value of awards of time-based vesting RSUs and PSUs at the target level as computed under ASC 718, granted during the fiscal year indicated. For additional information, please refer to Note 19 “Equity Plans” in the Company’s Consolidated Financial Statements for the year ended December 31, 2024 included in the Company’s 2024 Annual Report on Form 10-K. For PSUs, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the NEO for any of the fiscal years reflected.

(4)
Amounts shown for 2024 consist of (1) a gross-up for Company-paid health insurance premiums paid for Ms. Barker and Messrs. Glover, Eaton and Papanier, (2) pay received in lieu of benefits for Mr. Reeves, (3) Bally’s contributions under a Company-sponsored defined contribution plan for Ms. Barker and Messrs. Glover, Eaton and Papanier in the amount of $10,085, $11,500, $6,923, and $13,375, respectively, (4) contributions for the executive long-term disability policy for Ms. Barker and each of Messrs. Glover, Eaton and Papanier in the amount of $810, and (5) contributions for the group term life insurance premiums and AD&D policy for Ms. Barker and Messrs. Glover and Eaton in the amount of $1,395, and Mr. Papanier in the amount of $907.

(5)	Mr. Glover and Ms. Barker were not NEOs for all three years listed in this table, and accordingly, compensation information for 2022 is not provided.
(6)	“All Other Compensation” amounts paid to Mr. Reeves were converted to USD from GBP using an average foreign exchange rate of 1.278 for 2024.

2024 Grants of Plan-Based Awards Table

The table below provides information regarding awards granted during 2024 to our NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Name		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Robeson M. Reeves	February 5, 2024	—	—	—	—	18,840	—	—	201,776
	N/A	550,000	1,100,000	1,100,000	—	—	—	—	—
Marcus Glover	February 5, 2024	—	—	—	—	16,533	—	—	177,068
	N/A	312,500	625,000	937,500	—	—	—	—	—
Craig L. Eaton	February 5, 2024	—	—	—	—	2,381	—	—	25,501
	March 1, 2024	—	—	—	—	5,886	—	—	62,862
	March 1, 2024	—	—	—	—	—	—	17,657	188,577
	N/A	150,000	300,000	450,000	—	—	—	—	—
Kim M. Barker	February 5, 2024	—	—	—	—	8,185	—	—	87,661
	N/A	275,000	550,000	825,000	—	—	—	—	—
George T. Papanier	February 5, 2024	—	—	—	—	35,714	—	—	382,497
	N/A	487,500	975,000	1,462,500	—	—	—	—	—

(1)	This column shows the possible payouts to the NEOs under our Annual PFP for the fiscal year ended December 31, 2024 for each of “threshold”, “target” and “maximum” performance.
(2)
The awards in this column represent the number of PSUs that may be earned with respect to the 2024 performance period at “target” level of performance. PSUs granted to Ms.Barker and Messrs. Reeves, Glover, Eaton and Papanier for 2024 were awarded on the respective date as noted in 2024. In addition, Mr. Reeves has PSUs that were originally awarded on October 1, 2021 (that vested in 2025), Mr. Glover has PSUs that were originally granted on June 8, 2023, Mr. Eaton has PSUs that were originally awarded on March 10, 2023 (2,381 PSUs) in addition to those granted on March 1, 2024 (17,657 PSUs), Ms. Barker has PSUs that were originally awarded on March 10, 2023 and Mr. Papanier has PSUs that were originally awarded on February 15, 2023. However, because the performance criteria and the target levels applicable to each performance year comprising the awards granted in prior years are established in connection with each one-year performance period, the amounts shown above and referenced in the immediately preceding sentence only reflect the portion of the respective award that is attributable to the 2024 performance period and effectively granted during 2024. Vesting of these PSUs for the year ended December 31, 2024 was determined by the Compensation Committee in its discretion (except for the PSUs held by Mr. Reeves that vested pursuant to their terms in connection with the closing of the transactions comtemplated by the Merger Agreement). The PSUs earned by the NEO will be settled in the same number of common shares of Bally’s. For a detailed discussion of Bally’s long-term equity compensation program for 2024 (including the applicable performance factors and achievement levels), see the “Long-Term Incentives” section of the CD&A.

(3)	The awards represent time-based vesting RSUs granted in 2024 to the NEOs. The RSU award granted to Mr. Eaton will vest in three equal installments. None of the other NEOs received RSU awards in 2024.
(4)	Amounts shown in this column reflect the aggregate grant date fair value of RSU and PSU awards determined in accordance with ASC 718.

Outstanding Equity Awards at 2024 Fiscal Year-End Table

The following table sets forth certain information concerning common shares of Bally’s subject to unvested equity incentive plan awards held as of December 31, 2024 by the NEOs. There were no unexercised stock options outstanding as of December 31, 2024.

		Stock Awards
Name		Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	Grant Date	(#)		($)	(#)		($)
Robeson M. Reeves	February 15, 2023	35,714	(4)	638,923	—		—
		—		—	71,430	(9)	1,277,883
Marcus Glover	June 8, 2023	33,066	(5)	591,551	—		—
		—		—	33,065	(9)	591,533
Craig L. Eaton	March 10, 2023	4,762	(6)	85,192	—		—
		—		—	4,762	(9)	85,192
	March 1, 2024	17,657	(7)	315,884
					17,657	(9)	315,884
Kim M. Barker	March 10, 2023	16,369	(6)	292,841	—		—
		—		—	16,369	(9)	292,841
George T. Papanier	February 15, 2023	71,428	(8)	1,277,847	—		—
		—		—	71,428	(9)	1,277,847

(1)	Represents unvested time-based restricted stock units.
(2)	Amounts shown in this column represent the number of outstanding RSUs and PSUs multiplied by $17.89 per share, the closing price of Bally’s common shares on the NYSE on December 31, 2024.
(3)	Represents the number of shares that may be issued pursuant to PSUs based on achievement at “target” level. The actual number of shares to be issued for each of these grants, if any, has not been determined and will be determined based on the relevant performance criteria over the applicable performance periods.
(4)
The RSU award granted to Mr. Reeves on February 15, 2023 will vest in four installments: 16,874 on December 31, 2023, 3,111 on January 1, 2024, 16,875 on December 31, 2024, and 35,714 on January 1, 2026.

(5)	The RSU award granted to Mr. Glover on June 8, 2023 will vest in three installments: 9,331 on March 1, 2024, 16,533 on March 1, 2025 and 16,533 on March 1, 2026.
(6)	The RSU awards granted to Mr. Eaton and Ms. Barker on March 10, 2023 will vest in three equal installments on each March 1 of 2024, 2025 and 2026.
(7)	The RSU award granted to Mr. Eaton on March 1, 2024 will vest in three equal installments on each March 1 of 2025, 2026 and 2027.
(8)	The RSU award granted to Mr. Papanier on February 15, 2023 with respect to 14,112 shares vested on December 31, 2023 and will vest with respect to 35,714 shares on each of March 1, 2025 and March 1, 2026.
(9)
Represents (1) the PSUs granted to Mr. Reeves on October 1, 2021 and February 15, 2023, of which 35,715 are attributable to the 2024 performance period; (2) the PSUs granted to Messrs. Glover and Eaton and Ms. Barker in 2023 of which 16,533, 8,267 and 8,185, respectively, are attributable to the 2024 performance period; (3) the PSUs granted to Mr. Papanier on February 15, 2023, of which 35,714 are attributable to the 2024 performance period; and (4) the PSUs granted to Mr. Eaton on March 1, 2024, of which 5,885 are attributable to the 2024 performance period. For Messrs. Reeves, Glover, Eaton, and Papanier and Ms. Barker, 14,344, 10,582, 7,028, 27,322 and 5,239 PSUs vested on March 17, 2025, respectively, reflecting 85%, 64%, 85%, 76.5% and 64%, respectively, of the target number of PSUs attributable to the 2024 performance period.

2024 Option Exercises and Stock Vested Table

The following table contains information about restricted stock units held by the applicable NEO that vested during 2024. No options were exercised by the NEOs during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
	(#)	($)
Robeson M. Reeves	105,986	1,706,786
Marcus Glover	28,688	411,518
Craig L. Eaton	11,511	181,487
Kim M. Barker	23,354	337,012
George T. Papanier	53,627	815,056
__________________________________

(1)
In connection with the vesting of RSUs and PSUs, our NEOs surrendered shares of stock to cover withholding taxes, thereby reducing the actual value received upon vesting and settlement. The number of shares surrendered but included in this table was: Mr. Reeves—49,817; Mr. Glover—9,040; Mr. Eaton—5,346; Ms. Barker—7,497; Mr. Papanier—21,104.

(2)	Represents the product of the number of shares or shares underlying units vested and the closing price of Bally’s common shares on the NYSE on the vesting date.
(3)
Amounts for each NEO include the immediately vested RSU awards issued to each NEO on March 21, 2025 in connection with the payout of the incentive earned under the Annual PFP for 2024 (50% of the earned incentive was paid in cash and 50% was paid in fully vested RSU awards).

2024 Pension Plan Benefits

None of the NEOs participate in any pension plans providing for payment or other benefits at, following or in connection with retirement.

2024 Nonqualified Deferred Compensation

None of the NEOs participate in any deferred compensation plans or programs.

Agreements with NEOs

Employment Agreements

Certain elements of compensation set forth in the 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table reflect the terms of our employment agreements with our NEOs as described below. Bally’s or a subsidiary of Bally’s is a party to an employment agreement with each of Messrs. Reeves, Glover, Eaton, and Papanier and Ms. Barker.

General (Non-Termination-Related) Terms of Each Employment Agreement

Robeson M. Reeves - The service agreement with Mr. Reeves which sets forth the terms and conditions relating to his employment with Bally’s was originally entered into effective as of October 1, 2021 and subsequently amended effective June 1, 2022 and March 31, 2023 (the “Reeves Service Agreement”). The Reeves Service Agreement provides for the following: annual compensation which consists of an annual base salary equal to $1,100,000 as CEO (which is converted monthly from U.S. dollars into GBP based on the average exchange rate in respect of the applicable calendar month in which it is paid unless Gamesys elects to use a rate as of a different date or dates) and a potential target bonus of 100% of base salary (which, if earned, is also payable in GBP); eligibility to participate in the Gamesys benefit programs (which include, but are not limited to, private medical insurance, life assurance, permanent health insurance, and a personal pension scheme to which Gamesys will make contributions equal to 10% of Mr. Reeves’s annual base salary); 30 days of paid time off each year (in addition to paid time off during public holidays observed in the United Kingdom); and customary restrictive covenants and confidentiality provisions that include non-competition and non-solicitation restrictions during Mr. Reeve’s employment with the Company and for 12 months thereafter. The Reeves Service Agreement also provides that, although Mr. Reeves will be liable for any applicable U.S. taxes paid on his compensation, Gamesys will implement a “tax protection policy” such that Mr. Reeves will be entitled to a tax reimbursement and/or tax gross-up to reimburse him for any increase in income or social security taxes under U.S. tax law that are in excess of the taxes that would have been applicable to his compensation had he performed all activities in the United Kingdom (the “Tax Protection Benefits”). Pursuant to the Reeves Service Agreement, Mr. Reeves’s employment will continue until terminated by either party in accordance with the terms of the agreement. The amendment to the Reeves Service Agreement permits Gamesys to use a different exchange rate other than the rate on the date of payment for converting Mr. Reeve’s base salary payments from U.S. dollars into GBP.

Marcus Glover - The employment agreement entered into with Mr. Glover was effective as of May 8, 2023 and provides for a term that runs until December 31, 2026, with automatic one-year extensions for each year thereafter, an annual base salary equal to $625,000, which will be reviewed annually, and eligibility to receive a target annual cash bonus equal to 100% of his base salary along with the opportunity for equity grants as approved by the Compensation Committee.

Craig L. Eaton - The employment agreement entered into with Mr. Eaton was effective as of July 10, 2013 and provides for an initial term that ended on July 10, 2015 with automatic one-year extensions for each year thereafter, annual base salary equal to $350,000, and eligibility to receive a target annual cash bonus equal to 50% of Mr. Eaton’s base salary.

Kim M. Barker - The employment agreement entered into with Ms. Barker, which was originally effective as of December 7, 2022 and which was last amended on January 23, 2025 to extend its term until December 31, 2026 with automatic one-year extensions, provides for an annual base salary equal to $550,000, which will be reviewed annually, and eligibility to receive a target annual cash bonus equal to 100% of her base salary.

George T. Papanier - The employment agreement entered into with Mr. Papanier was originally effective as of March 29, 2016 and subsequently amended on January 13, 2020 and again on January 16, 2021 (the “Papanier Employment Agreement”). On March 31, 2023, the Papanier Employment Agreement was further amended to (i) extend the term of Mr. Papanier’s employment agreement through December 31, 2025 (the “Papanier Initial Period”) (with automatic one-year extensions following the Papanier Initial Period), (ii) increase Mr. Papanier’s annual base salary to $975,000 for the remainder of the Papanier Initial Period, (iii) provide that Mr. Papanier’s annual target bonus will be equal to 100% of his annual base salary, and (iv) provide for an additional equity award in the form of 50% RSUs and 50% PSUs, pursuant to a vesting schedule to be approved by the Compensation Committee of the Board and as ratified by the Board. The Papanier Employment Agreement also provides that Mr. Papanier is eligible to receive a target annual cash bonus equal to his base salary.

Termination Provisions of the Employment Agreements

Upon a termination of employment by Bally’s or a subsidiary, as applicable, (i) without “justifiable cause” with respect to Messrs. Glover, Eaton, and Papanier and Ms. Barker, and, (ii) by Mr. Papanier and Ms. Barker for “good reason,” Bally’s will pay, as applicable, the following separation payments and benefits: (1) any earned but unpaid annual bonus for the year prior to the year of termination, (2) a pro-rated annual bonus for the year in which the termination of employment occurs, and (3) continued payment of annual base salary for the longer of (a) the amount of time remaining until the end of the term of the employment agreement and (b) a period of 12 months following the termination date other than with respect to Ms. Barker and Mr. Glover, who will receive continued payment of annual base salary for 12 months following the termination date) (the “Base Salary Continuation”). In addition, during the applicable severance period, Messrs. Glover, Eaton and Papanier and Ms. Barker, as applicable, will continue to be eligible to participate in Bally’s group health and dental plans or, if the executive is ineligible to continue to participate in such plans, Bally’s will pay the executive’s COBRA premiums during the applicable period.

If Messrs. Glover, Eaton, or Papanier’s employment is terminated by Bally’s or a subsidiary, as applicable, without “justifiable cause” or by Messrs. Eaton or Papanier for “good reason” within 12 months following a “change in control,” Bally’s will pay, to the applicable individual, the same severance payments and benefits described above, except that the Base Salary Continuation and health continuation benefits will continue for Messrs. Glover and Papanier for the longer of: (1) the amount of time remaining until the end of the term of the employment agreement and (2) a period of 24 months following the termination date, and for Mr. Eaton, for 24 months. In addition, if Messrs. Glover, Eaton, or Papanier’s or Ms. Barker’s employment is terminated as a result of the applicable individual’s death or disability, the applicable individual (or their estate, if applicable) will be eligible to receive a pro-rated portion of their annual bonus payable under the Annual PFP for the year in which such termination of employment occurred.

For purposes of Messrs. Eaton and Papanier’s and Ms. Barker’s employment agreements, “good reason” generally means (1) a material diminution in his base salary, other than a general reduction in base salary that affects all similarly situated executives of Bally’s, (2) a material diminution in his responsibilities to Bally’s (in each NEO’s case, other than temporarily during periods of physical or mental incapacity or as required by applicable law), or (3) a relocation of his or her principal place of employment such that, for Messrs. Eaton and Papanier, the distance between his primary residence as of such relocation and his principal place of employment is increased by more than 50 miles.

For purposes of the employment agreement with Mr. Papanier, a “change in control” is defined by reference to the definition included in the 2021 Stock Incentive Plan. A “change in control” for purposes of the employment agreements with Messrs. Glover and Eaton is defined in Section 7(b)(ii) of his respective agreement. Each of Messrs. Glover, Eaton, and Papanier’s and Ms. Barker’s right to receive the severance benefits set forth in their respective employment agreements is subject to their execution of an effective release of claims against Bally’s and its affiliates.

During the employment term and for the longer of the period of Base Salary Continuation or 12 months following the NEO’s termination date, Messrs. Eaton and Papanier will be subject to certain geographically-limited non-competition restrictions. Ms. Barker will be subject to such non-competition restrictions for 12 months following the NEO’s termination date. Additionally, Messrs. Glover, Eaton, and Papanier and Ms. Barker will also be subject to certain non-solicitation, non-disparagement and/or non-disclosure restrictions as set forth in each of their respective agreements.

With respect to the Reeves Service Agreement, Mr. Reeves is entitled to 12 months’ advance notice (the “Notice Period”) in the event that the Company decides to terminate his employment with the Company for any reason other than for cause as defined in the applicable agreement. Alternatively, in lieu of notice, the Company may elect to terminate Mr. Reeves’s employment immediately, in which case the NEO will receive a payment equal to his base salary for the remainder of the Notice Period, which amount may be paid in a lump sum or in equal monthly installments during the remainder of the Notice Period, as elected by the Company in its discretion. The Reeves Service Agreement also requires Mr. Reeves to seek alternative income during the Notice Period and to notify the Company of any such income received (in which case the installment payments will be reduced accordingly). In addition, Mr. Reeves will be entitled to payment for any unused and accrued paid time off for the year in which the termination occurs (unless the Company elects to require the NEO to use such accrued paid time off during the Notice Period).

Potential Payments Upon Termination or Change in Control Table

The chart below outlines the potential payments to our NEOs upon the occurrence of certain termination triggering events. As required, the amounts quantified in the chart below reflect the theoretical potential payments and benefits to which the NEOs would have been entitled to upon termination of employment or service, or in connection with a change in control, had the applicable event occurred on December 31, 2024 (using the closing price of Bally’s common shares as of December 31, 2024, which was the last trading day of the year).

Name	Termination without Justifiable Cause or for Good Reason		Termination for Death or Disability		Termination without Justifiable Cause or for Good Reason in Connection with a Change in Control
	($)		($)		($)
Robeson M. Reeves
Cash Severance	2,200,000	(1)	2,200,000	(1)	2,200,000	(1)
Health Benefits	—		—		—
Equity	1,916,806	(4)	1,277,865	(4)	1,916,806	(7)
Total	4,116,806		3,477,865		4,116,806

Marcus Glover
Cash Severance	1,250,000	(1)	625,000	(2)	1,875,000	(5)
Health Benefits	29,765	(3)	—		59,530	(6)
Equity	916,880	(4)	295,775	(4)	916,880	(7)
Total	2,196,645		920,775		2,851,410

Craig L. Eaton
Cash Severance	700,000	(1)	300,000	(2)	1,100,000	(5)
Health Benefits	29,765	(3)	—		59,530	(6)
Equity	802,152	(4)	190,493	(4)	802,152	(7)
Total	1,531,917		490,493		1,961,682

Kim M. Barker
Cash Severance	1,100,000	(1)	550,000	(2)	—	(5)
Health Benefits	14,441	(3)	—		28,882	(6)
Equity	585,683	(4)	146,430	(4)	585,683	(7)
Total	1,700,124		696,430		614,565

George T. Papanier
Cash Severance	1,950,000	(1)	975,000	(2)	2,925,000	(5)
Health Benefits	29,711	(3)	—		59,422	(6)
Equity	2,555,694	(4)	1,277,847	(4)	2,555,694	(7)
Total	4,535,405		2,252,847		5,540,116

(1)
Assuming that a termination occurred on December 31, 2024, (a) Messrs. Papanier and Eaton are each entitled to receive continued annual base salary payments for the longer of the remainder of the initial term of his employment agreement (as amended, if applicable) or 12 months following termination plus a pro-rata portion of his earned bonus under the Annual PFP for 2024, (b) Mr. Glover and Ms. Barker are each entitled to receive continued annual base salary payments for 12 months following termination, plus a pro-rata portion of his or her earned bonus under the Annual PFP for 2024 and monthly COBRA benefits for 12 months following termination, and (c) Mr. Reeves is entitled to receive either 12 months’ notice of a termination of employment by the Company or payment in lieu of notice equal to 12 months of annual base salary payments, as well as a pro-rata portion of his target annual bonus for the year in which the termination occurs and payment for any accrued and unused paid time off (to the extent not required to be taken during the notice period). For purposes of these calculations, (i) target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2024 and (i) it is assumed (for Mr. Reeves) that the Company exercised its right to terminate his employment and make the required payment in lieu of notice as set forth in his employment agreement.

(2)
Upon a termination of employment as a result of death or disability, each of Messrs. Glover, Eaton and Papanier and Ms. Barker would receive a pro-rata payment of their earned Annual PFP for 2024. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2024.

(3)	Represents estimated costs to Bally’s of continued health benefits for 12 months.
(4)
Upon termination of employment due to death or disability (other than for “cause” or as a result of the NEO’s termination of the NEO’s employment without “good reason”), each NEO would vest in the “next-tranche” of their unvested time-based RSUs (35,714 RSUs for Mr. Reeves, 16,533 RSUs for Mr. Glover, 8,267 RSUs for Mr. Eaton, 8,185 RSUs for Ms. Barker and 35,714 RSUs for Mr. Papanier). The RSUs granted to Mr. Reeves on October 1, 2021 will vest in full upon a termination without “cause” or a termination by the NEO for “good reason.” Upon a termination of employment due to death (and, with respect to Mr. Reeves’s 2023 PSU grant, also in the event of the termination of his employment due to disability), any PSUs earned for previously completed performance periods will vest at the “target” performance levels, unvested PSUs attributable to the current performance period will vest at the target level on a pro-rata basis (based upon the number of days of the NEO’s service during the applicable performance period), and any unvested PSUs for future performance periods will be forfeited. In the event of a termination of employment by the Company without “cause” or due to the NEO’s disability (other than with respect to Mr. Reeves’s 2023 PSU grant, which disability vesting is described in the preceding sentence), or a termination by the NEO for “good reason,” all PSUs (including for prior, current and future performance periods) will vest based on actual performance. The total number of accelerated RSUs and PSUs was multiplied by $17.89 per share, the closing price of Bally’s common shares on the NYSE on December 31, 2024.

(5)
Assuming that a termination occurred on December 31, 2024 and that such termination occurred within one year following a change in control, (a) Mr. Glover would have received continued payments of annual base salary for the longer of the remainder of the initial term of his employment agreement or 24 months following termination plus his earned bonus under the Annual PFP for 2024; (b) Mr. Eaton would have received continued annual base salary payments for 24 months following termination plus his earned bonus under the Annual PFP for 2024 and monthly COBRA premiums for the applicable severance period; and (c) Mr. Papanier would have received continued annual base salary payments for the longer of the remainder of the initial term of his employment agreement or 24 months following termination plus his earned bonus under the Annual PFP for 2024. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2024.

(6)	Represents estimated costs to Bally’s of continued health benefits for 24 months.
(7)
Assumes a change in control date of December 31, 2024 and that no “replacement award” is provided to the award holder in connection with such change in control. The amount shown represents the accelerated vesting of all time-based RSUs (35,714 RSUs for Mr. Reeves, 33,066 RSUs for Mr. Glover, 22,419 RSUs for Mr. Eaton, 16,369 RSUs for Ms. Barker and 71,428 for Mr. Papanier) and the accelerated vesting of all outstanding and unearned PSUs (assuming target level achievement) for the applicable performance period(s) (equal to 35,715 PSUs for Mr. Reeves, 16,532 PSUs for Mr. Glover, 14,152 PSUs for Mr. Eaton 8,814 PSUs for Ms. Barker and 35,714 PSUs for Mr. Papanier). The total number of accelerated RSUs and PSUs was multiplied by $17.89 per share, the closing price of Bally’s common shares on the NYSE on December 31, 2024.

Equity Compensation Plan Information

The table below presents information as of December 31, 2024 with respect to shares issuable under our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)(3)
Equity compensation plans approved by security holders	1,307,495	$—	4,209,634
Equity compensation plans not approved by security holders	—	—	—
Total	1,307,495	$—	4,209,634
__________________________________

(1)
Includes an aggregate 981,340 unvested RSUs and 326,155 unvested PSUs outstanding at December 31, 2024 granted under the Bally’s 2021 Equity Incentive Plan (which includes PSUs attributable to 2024 calculated based on actual performance for 2024 and PSUs for future performance years calculated at target). The number of shares reported for PSUs for future performance years may overstate dilution.

(2)
Represents weighted-average exercise price of stock options outstanding under the plans. The weighted-average exercise price does not apply to restricted shares, RSUs or PSUs because there is no exercise price associated with such awards.

(3)
With respect to PSUs, this column assumes that the target number of shares underlying the PSUs will be issued at the end of the relevant performance periods, and therefore all such shares have been excluded. As of December 31, 2024, the actual number of shares to be issued, if any, had not been determined and will be determined based on the relevant performance criteria over the applicable performance periods. Includes 2,797,930 shares available for issuance under the Bally’s Employee Stock Purchase Plan.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Reeves, who served as Chief Executive Officer for 2024, and the annual total compensation of all of our employees. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Non-material changes in our workforce prompted the use of the same median employee as in 2022, as permitted under SEC rules. Since the date used to select the median employee, there have been no changes to our employee population or compensation arrangements that we believe would significantly impact the pay ratio disclosure. In making this determination, we considered the fact that the Company did not engage in any material acquisitions or other circumstances in 2024 that would impact the employee population or employing entities, all of which remained largely unchanged from 2022. For purposes of determining the median employee in 2022, we determined that as of December 31, 2022, the employee population of the Company and its consolidated subsidiaries consisted of approximately 10,500 employees as reflected in our internal payroll records excluding the Chief Executive Officer for 2022. This population included full-time, part-time and seasonal employees employed by us on that date. Approximately 19% of our employee population was located outside of the US in 2022.

To identify our median employee from this population in 2022, we used cash compensation paid during 2022, consisting of base wages for salaried employees and gross cash compensation paid to non-salaried employees, including hourly pay and other cash-based wages, such as tip income. We used the average exchange rate for the 12-month period ended December 31, 2022 to convert each non-U.S. employee’s total compensation to U.S. dollars. We did not make any assumptions or estimates with respect to total annual compensation. We did not annualize cash compensation for any employees who were hired or furloughed during 2022. We then calculated the compensation for our median employee based upon the same components of compensation used to determine our prior CEO’s pay for the purposes of Summary Compensation Table disclosure for 2022. We determined that the median employee’s annual total compensation for 2024 was $41,912.

For 2024, the annual total compensation of our CEO was $2,290,759 as disclosed in the Summary Compensation Table. Based on this information, for 2024 the ratio of the annual total compensation of Mr. Reeves to the annual total compensation of the median employee was 54 to 1.

Because the SEC rules for identifying the median employee of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies may utilize different methodologies in calculating their pay ratios.

Pay Versus Performance

Year	Robeson Reeves		Lee Fenton		George Papanier		Average Summary Compensation Table Total for Non‑PEO Named Executive Officers	Average Compensation Actually Paid to Non‑PEO Named Executive Officers (2)
	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)
2024	$2,290,759	$2,987,926	$—	$—	$—	$—	$1,329,282	$1,584,671
2023	$4,537,197	$3,609,523	$1,571,215	$851,126	$—	$—	$1,814,783	$1,427,000
2022	$—	$—	$2,263,388	$(42,319)	$—	$—	$1,799,388	$998,005
2021	$—	$—	$5,571,229	$4,443,255	$5,678,459	$4,784,620	$2,383,894	$1,169,857
2020	$—	$—	$—	$—	$3,601,428	$4,911,411	$4,263,661	$5,885,416

	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (5)	Adjusted EBITDA (6)
	Total Shareholder Return (3)	Peer Group Total Shareholder Return (4)
2024	70.05	75.79	$(567,754)	$495,611
2023	54.58	75.96	$(187,500)	$527,329
2022	75.89	58.28	$(425,546)	$548,515
2021	149.03	78.17	$(114,697)	$329,902
2020	196.68	89.66	$(5,487)	$69,255

(1)    Mr. Reeves was our principal executive officer (“PEO”) from March 31, 2023 through December 31, 2023 and for the full year of 2024. Mr. Fenton was our PEO from January 1, 2023 through March 31, 2023, for the full year of 2022 and from October 1, 2021 through December 31, 2021. Mr. Papanier was our PEO from January 1, 2021 through September 30, 2021 and for the full 2020 year. For 2024, our non-PEO named executive officers (“Non-PEO NEOs”) were Ms. Barker and Messrs. Glover, Eaton and Papanier. For 2023, our Non-PEO NEOs were Ms. Barker and Messrs. Glover, Eaton, Papanier, and former executive Robert Lavan. For 2022, our Non-PEO NEOs were Messrs. Eaton, Papanier and Reeves and former executives Robert Lavan and Stephen Capp. For 2021, our Non-PEO NEOs were Messrs. Eaton and Reeves and former executives Stephen Capp and Marc Crisafulli. For 2020, our Non-PEO NEOs were former executives Messrs. Capp and Crisafulli.
(2)    For 2024 (the “Covered Year”), the values included in this column for the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs for purposes of this Pay Versus Performance table (“PVP Table”):

Compensation Actually Paid represents the Summary Compensation Table Totals adjusted for the following items:	2024
For Robeson Reeves:
Less Summary Compensation Table “Stock Awards” value	$(201,776)
Plus year-end fair value of outstanding equity awards granted in Covered Year that are outstanding and unvested as of the Covered Year-end	638,941
Change in fair value (from prior year-end to Covered Year-end) of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	141,070
Plus vesting date fair value of equity awards granted and vested in Covered Year	—
Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in Covered Year	118,932
Less fair value as of prior-year end equity awards that failed to vest in the Covered Year	—
For Non-PEO NEOs (Average):
Less Summary Compensation Table “Stock Awards” value	$(231,042)
Plus year-end fair value of outstanding equity awards granted in Covered Year that are outstanding and unvested as of the Covered Year-end	386,227
Change in fair value (from prior year-end to Covered Year-end) of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	124,055
Plus vesting date fair value of equity awards granted and vested in Covered Year	—
Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in Covered Year	(23,851)
Less fair value as of prior-year end equity awards that failed to vest in the Covered Year	—

(3)    For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common shares, par value $0.01 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on NYSE on December 31, 2019 through and including the last day of the fiscal year covered (the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered Year-end values of such investment as of the end of 2024, 2023, 2022, 2021 and 2020, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4)    For purposes of this pay versus performance disclosure, our peer group is the Dow Jones US Gambling Index (the “Peer Group”). For each Covered Year, our peer group cumulative total shareholder return was calculated based on a deemed fixed investment of $100 through the Measurement Period, assuming all dividends were reinvested.
(5)    Amounts represent net income reflected in the Company’s audited financial statements for the applicable year and is calculated in accordance with U.S. Generally Accepted Accounting Principles.
(6)    Adjusted EBITDA is defined as earnings for the Company, before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating income, acquisition and other transaction related costs, share-based compensation and certain other gains or losses.

The following table lists the only two financial performance measures that we use to link compensation actually paid to our NEOs for fiscal 2024 to our performance:

Most Important Financial Performance Measures
Adjusted EBITDA
Net Income (Loss)

The following graphical comparisons provide descriptions of the relationships between certain figures included in the PVP Table for each Covered Year, including (1) a comparison between our cumulative total shareholder return and the cumulative total shareholder return of the Peer Group, and (2) comparisons between (A) the compensation actually paid to the PEO and the average of the compensation actually paid to our Non-PEO NEOs (in each case as set forth in the PVP Table above) and (B) each of the performance measures, Net Income (Loss) and Adjusted EBITDA, set forth in the PVP Table above.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte and Touche, LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company since 2015, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2025.

In the event that the shareholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to shareholders for ratification.

A Deloitte representative is expected to attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte in connection with services rendered during the last two fiscal years.

	Years Ended December 31,
Fee Category	2024	2023
Audit Fees	$5,720,215	$8,571,482
Audit Related Fees	500,500	852,843
Tax Fees	564,113	364,006
All Other Fees	1,895	1,895
Total	$6,786,723	$9,790,226

Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to the review of the interim financial statements included in quarterly reports, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include, assurance engagements related to the Company’s filings with the SEC, accounting consultations and reviews and due diligence in connection with acquisitions, attest services that are not required by law and consultations concerning financial accounting and reporting standards.

Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions.

All Other Fees consists of fees for services other than the services reported above. In 2024 and 2023, we utilized Deloitte for a subscription to an online accounting research tool.

We did not incur any other audit and non-audit fees in 2024 and 2023.

Pre-Approval of Audit and Non-Audit Services

The Board adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. Under the policy, the Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

PROPOSAL 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote, on a non-binding advisory basis, to approve the compensation of our NEOs as disclosed in this Proxy Statement. The Board has adopted a policy providing for annual “say-on-pay” advisory votes. Although the vote is non-binding, the Board and Compensation Committee will review and consider the outcome of the vote when considering future executive compensation arrangements.

We believe that NEO compensation should be focused on promoting Company performance and shareholder value. To achieve these goals, our NEO compensation program emphasizes pay for performance and aligning the interests of our NEOs with those of our shareholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our NEO compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the Compensation Discussion and Analysis section above and the related tables and narratives for more information about the compensation of our NEOs.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. This vote is advisory only and is not binding. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our shareholders, and our Board and Compensation Committee expect to consider the outcome of the vote when making future compensation decisions for our NEOs. At our 2022 Annual Meeting, our shareholders voted in favor of us to hold a “say-on-pay” vote annually. As a result of that advisory vote, we are holding a “say-on-pay” vote this year and we expect to hold the next “say-on-pay” vote in connection with the annual meeting of shareholders to be held in 2026.

For the reasons discussed above, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures in this Proxy Statement.”

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 4

APPROVAL OF THE BALLY’S CORPORATION AMENDED AND RESTATED 2021 EQUITY INCENTIVE PLAN

In 2021, the Board of Directors adopted, and our shareholders approved, the Bally’s Corporation 2021 Equity Incentive (the “Plan”). On April 4, 2025, upon recommendation of the Compensation Committee, the Board approved and adopted an amendment and restatement of the Plan, subject to the approval of Bally’s shareholders at the Annual Meeting, in the form attached as Annex A to this proxy statement. In general, in this proposal, we refer to the Plan as proposed to be amended and restated in 2025 as the “Amended and Restated Plan,” and the Plan prior to the amendment and restatement proposed in 2025 as the “Existing Plan.”

The Board recommends that shareholders approve the Amended and Restated Plan. In general, shareholder approval of the Amended and Restated Plan would make available for awards under the Amended and Restated Plan an additional 3,500,000 shares of Bally’s common stock, par value $0.01 per share (“Common Stock”), above and beyond those authorized for the Existing Plan, with such total share pool subject to adjustment as described in the Amended and Restated Plan, including under the Amended and Restated Plan’s share counting rules (the “Equity Plan Share Increase”). The Amended and Restated Plan will be the revised continuation of the Existing Plan, and shares remaining available for awards under the Existing Plan on the date of the Annual Meeting will continue to be available for awards under the Amended and Restated Plan, in addition to the newly authorized Common Stock. If the Amended and Restated Plan is approved by shareholders, it (along with the Equity Plan Share Increase) will be effective as of the day of the Annual Meeting. If the Amended and Restated Plan is not approved by our shareholders, no awards will be made under the Amended and Restated Plan, the Equity Plan Share Increase will not be effective, and the Existing Plan will remain in effect in accordance with its terms.

The full text of the Amended and Restated Plan is attached to this proxy statement as Annex A. The principal terms of the Amended and Restated Plan are described below. The description of the Amended and Restated Plan contained in this proposal is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Annex A.

Why We Believe You Should Vote for this Proposal

We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended and Restated Plan is critical to achieving this success. The use of Common Stock as part of our compensation program is also important because equity-based awards are an essential component of our compensation for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.

As of March 26, 2025, 1,452,341 shares of Common Stock remained available for awards under the Existing Plan. If the Amended and Restated Plan is not approved, we may be compelled to significantly increase the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized for other purposes.

The following includes aggregated information regarding our view of the overhang and dilution associated with the Existing Plan, and the potential dilution associated with the Amended and Restated Plan. This information is as of March 26, 2025, and as of that date there were approximately 1,452,341 shares of Common Stock outstanding:

•Shares of Common Stock subject to outstanding awards (consisting of RSUs and PSUs based on maximum potential performance and excluding RSAs that are outstanding shares): 1,264,602 shares (approximately 2.6% of our outstanding Common Stock);

•Total number of shares of Common Stock remaining available in the share pool under the Existing Plan for new awards:1,452,341 (3.0% of our outstanding Common Stock);

•In summary, the total number of shares of Common Stock subject to outstanding awards plus the total number of shares of Common Stock remaining available under the Existing Plan for new awards, or 2,716,943, represents a current overhang percentage of approximately 5.6% (in other words, the potential dilution of our shareholders represented by the Existing Plan); and

•3,500,000 new shares (approximately 7.2% of our outstanding Common Stock, which percentage reflects simple dilution), subject to adjustment, including under the share counting rules of the Amended and Restated Plan, are requested under the Amended and Restated Plan; so

•The total number of shares of Common Stock subject to outstanding awards, plus the total number of shares of Common Stock remaining available for future awards, plus the proposed new shares of Common Stock available for future awards under the Amended and Restated Plan, represent a total overhang of 6,216,943 shares (12.8%) under the Amended Plan.

Based on the closing price on the NYSE for our Common Stock on March 26, 2025 of $13.94 per share, the aggregate market value of the new 3,500,000 shares of Common Stock requested under the Amended and Restated Plan was $48.8 million. In fiscal years 2022, 2023, and 2024, we granted awards (consisting only of RSUs and PSUs at maximum and excluding RSAs granted to non-employee directors) under the Existing Plan regarding 397,612 shares, 2,222,406 shares and 759,069 shares, respectively. Based on our basic weighted average shares of Common Stock outstanding for those three fiscal years of 58,111,699, 53,350,817 and 48,468,887, respectively, for the three-fiscal-year period 2022-2024, our average burn rate, not taking into account forfeitures, on this basis was 2.1%. Based on our weighted average shares outstanding (calculated under the treasury method and inclusive of warrants issued when a component of basic earnings per share), our annual burn rates were 0.7% for 2022, 4.2% for 2023 and 1.6% for 2024.

In determining the number of shares to request for approval under the Amended and Restated Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent and expected share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended and Restated Plan. If the Amended and Restated Plan is approved, we intend to utilize the shares authorized under the Amended and Restated Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended and Restated Plan will last for about five years, including based on our historic grant rates, new hiring and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the Amended and Restated Plan to determine the number and amount of awards to be granted under the Amended and Restated Plan, subject to the terms of the Amended and Restated Plan. Future benefits that may be received by participants under the Amended and Restated Plan are not determinable at this time.

Material Changes to Amended and Restated Plan as a result of the Equity Plan Share Increase

The material changes to the Amended and Restated Plan are: (1) an increase in the number of shares of Common Stock authorized for issuance thereunder by 3,500,000 (from 4,250,000 shares approved by shareholders, less 221,464 shares granted under the Twin River Worldwide Holdings, Inc. 2015 Equity and Incentive Compensation Plan between December 31, 2020 and May 18, 2021, of which 1,452,341 shares remain available for awards as of March 26, 2025, to an aggregate of 7,528,536 shares being available under the Existing Plan, as now being amended and restated); (2) a corresponding increase to the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the Amended and Restated Plan, during its duration (as described below), by the same 3,500,000 shares; and (3) an extension of the term of the Amended and Restated Plan until the tenth anniversary of the date of shareholder approval of the Amended and Restated Plan. The Amended and Restated Plan also makes certain other conforming, clarifying or non-substantive changes to the terms of the Existing Plan to implement the Amended and Restated Plan.

Amended and Restated Plan Highlights

Types of Awards. The Amended and Restated Plan authorizes the Compensation Committee to provide for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares and units, dividend equivalents, other stock-based awards and cash awards.

Administration. The Amended and Restated Plan is generally administered by the Compensation Committee. The Compensation Committee may delegate all or part of its authority to a subcommittee.

Duration. The term of the Amended and Restated Plan runs from the date of shareholder approval and terminates on the tenth anniversary of the effective date of the Amended and Restated Plan, unless earlier terminated by our Board. Outstanding awards at termination would continue in accordance with their terms.

Eligibility. The Compensation Committee may select employees of Bally’s or any of its subsidiaries (including a person who has agreed to begin employment within 90 days), non-employee directors and certain service providers to receive awards under the Amended and Restated Plan. As of March 26, 2025, Bally’s had 5 non-employee directors and approximately 10,000 employees eligible to participate in the Amended and Restated Plan. No consultants are currently eligible to be participants in the Amended and Restated Plan. The basis for participation in the Amended and Restated Plan by eligible persons is the selection of such persons by the Compensation Committee (or its authorized delegate) in its discretion.

Available Shares. Subject to the adjustment and share counting provisions summarized below, the aggregate number of shares of Common Stock available for awards under the Amended and Restated Plan will not exceed 7,528,536 plus any shares added back.

Generally, the aggregate number of shares of Common Stock available will be reduced by one share for every share subject to an award under the plan. If an award granted under the Amended and Restated Plan expires unexercised or is canceled, forfeited, settled in cash or is unearned, the shares subject to such award (to the extent of the expiration, cancellation, forfeiture, cash settlement, etc.) are added back and become available for grant under the Amended and Restated Plan.

Shares issued under the Amended and Restated Plan may come from authorized but unissued stock or from treasury shares.

Share Recycling Provisions. The following share recycling rules apply:
•Shares of Common Stock withheld by us, used in payment of the exercise price of a stock option or for tax withholding will be added back to the Amended and Restated Plan;
•Share-settled SARs that are not actually issued in settlement of the SAR will be added back;
•Shares of Common Stock reacquired by Bally’s on the open market or otherwise to the extent of proceeds from the exercise of stock options will be added back; and
•If a participant gives up other compensation for shares based on fair market value, such shares will not count against the aggregate number of shares available under the Amended and Restated Plan.

ISO Limit. The Amended and Restated Plan provides that, subject to the adjustment and the applicable share counting provisions of the plan, up to 7,528,536 shares authorized in the plan (before any add backs) may be issued upon the exercise of incentive stock options (“ISOs”).

Types of Awards

Each award under the Amended and Restated Plan will be evidenced by an award agreement, resolution or other type of evidence approved by the Compensation Committee, which will contain such terms and provisions as the Compensation Committee approves consistent with the Amended and Restated Plan.

Stock Options. The Compensation Committee may grant options to purchase one or more Bally’s shares of Common Stock, which may be ISOs intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options that are not intended to meet these requirements (called “non-qualified options”) or a combination of both. The exercise price of any option will not be less than 100% of the fair market value of Bally’s shares of Common Stock on the grant date (except for conversion or substitute awards assumed in mergers or other corporate transactions) and can be paid in funds or by net settlement. Stock options under the Amended and Restated Plan may not have a term longer than 10 years.

SARs. SARs must have base prices not less than the fair market value of Bally’s shares of Common Stock on the grant date (except for conversion or substitute awards assumed in mergers or other corporate transactions). Generally, each SAR will entitle the participant to realize the excess of the fair market value over the grant date value. SARs granted under the Amended and Restated Plan may not have a term longer than 10 years.

Restricted Shares. Restricted shares are common shares that are subject to the transfer limitations, risk of forfeiture or other restrictions imposed by the Compensation Committee at the time of grant. Restricted shares may entitle the holder thereof to voting, dividend and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer. The holder of restricted shares may accrue cash dividends.

RSUs. RSUs are rights to receive common shares, cash or a combination thereof at the end of a specified period but subject to the fulfillment of performance or other conditions. During the restriction period, the participant will have no right to ownership of the subject shares. Rights to dividend equivalents may be made part of any RSU award if the award agreement so provides.

Performance Awards and Cash Incentive Awards. Performance shares, performance units and cash incentive awards are subject to the achievement of specified performance goals. The Compensation Committee has the power to modify such objectives or the goals or actual levels of achievement if it determines that circumstances warrant so doing.

Dividends and Dividend Equivalents. The Amended and Restated Plan provides that dividends and dividend equivalents may either be paid on a current or deferred and contingent basis if the award document so provides.

Other Stock-Based Awards. The Compensation Committee may grant other stock-based awards denominated in, payable in, valued in whole or in part by reference to or otherwise based on or related to, shares of Bally’s Common Stock or factors that may influence the value of such Common Stock. Such awards may be subject to such vesting and other terms as the Compensation Committee establishes, including the payment of dividends or dividend equivalents (whether or not on a deferred and contingent basis), either in cash or in additional shares of Common Stock, based upon the earning and vesting of such awards. The Compensation Committee may also grant cash awards as an element of or a supplement to any other award permitted under the Amended and Restated Plan and may authorize the grant of shares of Common Stock as a bonus or in lieu of obligations to pay cash or deliver other property under the Amended and Restated Plan or other compensatory arrangements.

Other Features of Awards

Transferability. Awards generally may not be assigned, pledged, hedged, sold or otherwise transferred or encumbered, other than by will or the laws of descent and distribution. In no event may any award granted under the Amended and Restated Plan be transferred for value. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s, legal incapacity to do so, by his or her, guardian or legal representative acting in a fiduciary capacity. Awards will become exercisable or vest upon a participant’s death to the extent provided in an award agreement.

No Minimum Vesting Requirement. Awards granted under the Amended and Restated Plan would not be subject to any minimum vesting requirements, but the Compensation Committee is free to establish them.

No Repricing. The Amended and Restated Plan would prohibit the repricing of “underwater” stock options and SARs. Accordingly, subject to antidilution adjustments for stock splits, mergers and other events, without shareholder approval outstanding awards may not be amended to reduce the exercise price or base price of outstanding stock options or SARs, or to cancel “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable.

Adjustments. In the event of certain types of corporate transactions (such as a merger, spin-off, issuance of rights to purchase securities or similar event) or changes to the capital structure of Bally’s (such as; for example, an extraordinary cash dividend, stock dividend, stock split, combination of shares or recapitalization), adjustments will be made by the Compensation Committee to the number and kind of shares covered by awards under the Amended and Restated Plan, the exercise price or base price of outstanding stock options and SARs, cash incentive awards and other award terms as the Compensation Committee determines is equitably required to prevent dilution or enlargement of rights. In addition, the total number of shares available for issuance under the Amended and Restated Plan and, to the extent the adjustment does not cause the disqualification of an ISO, the limit for ISO awards could be similarly adjusted to reflect such changes.

Clawback Provisions. The Amended and Restated Plan provides that awards may be subject to our clawback policy or otherwise provide for recoupment by us in the event that a grantee engages in detrimental activity, as provided in the award documents.

Withholding. We are generally authorized to withhold from an award or related payment amounts to cover withholding and other taxes due, including through a net share withholding arrangement. We may also retain shares otherwise due and pay the value of the retained amount (calculated based on the current market prices) over to the award recipient to satisfy estimated or other tax requirements.

Amendment and Termination. The Board generally may amend the Amended and Restated Plan at any time, but shareholder approval of certain amendments may be required by law or applicable stock exchange rules. In general, current stock exchange rules and current law require shareholder approval if an amendment would materially increase benefits accruing to participants, materially increase the number of shares issuable under the plan or materially modify the plan’s eligibility requirements. The Compensation Committee may (subject to certain exceptions) authorize the amendment of awards prospectively or retroactively, but no amendment may materially and adversely affect the rights of such participant without his or her consent (with certain exceptions). The Board may, in its discretion, terminate the plan at any time, but termination of the plan will not affect the rights of participants or their successors under any awards then outstanding.

Interpretation. The Compensation Committee is authorized to interpret the Amended and Restated Plan and any related grant document. Any such interpretation is binding on the participant unless it is inconsistent with the express terms of an award.

Allowances for Conversion Awards and Assumed Plans. Shares of Common Stock issued or transferred under awards granted under the Amended and Restated Plan in substitution for or conversion of, or in connection with an assumption of, share or share-based awards of an entity engaging in a corporate merger or other corporate transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share or other limits in the Amended and Restated Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the plan, under circumstances further described in the plan, but will not count against the aggregate share limit or other limits described above.

New Plan Benefits. Any future awards to executive officers or other employees of Bally’s and its subsidiaries under the Amended and Restated Plan are discretionary and cannot be determined at this time because the amount and form of grants to be made to any eligible participant in any year is determined by the Compensation Committee based on information and circumstances at the time of grant.

Consistent with its non-employee director compensation policy, which may be amended from time to time, the Company anticipates that annual restricted share awards will be granted to non-executive directors shortly after the Annual Meeting with a value that historically has equaled approximately 50% of the then-applicable annual cash retainer of the directors (except that the Chairman of the Board received compensation for his service as a Bally’s director in 2024 in the form of equity awards only). The aggregate dollar value of those restricted shares would be $700,000. The specific terms and number of shares subject to the awards will be determined at the time of grant.

The table below shows the number of awards granted under the Existing Plan to the persons and groups indicated below since its inception through March 26, 2025.

Bally’s Corporation 2021 Equity Incentive Plan

Name and Position	Number of Shares of Restricted Stock and Common Stock Subject to RSUs Granted	Number of Shares of Common Stock Subject to PSUs Granted (At Maximum)
Named Executive Officers:
Robeson M. Reeves, Chief Executive Officer	166,369	125,982
Marcus Glover, Executive Vice President and Chief Financial Officer	53,356	42,396
Craig L. Eaton, President, Rhode Island Operations and Corporate Secretary	31,787	24,800
Kim M. Barker, Executive Vice President and Chief Legal Officer	34,198	24,554
George T. Papanier, President	163,216	123,700
All current executive officers, as a group	448,926	341,432
All current non-employee directors as a group	148,142	—
All employees, including all current officers who are not executive officers, as a group	2,482,913	1,474,581

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the federal income consequences of certain transactions under the Amended and Restated Plan. The summary does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes) or state, local or foreign tax consequences, and is not intended as advice to any award recipient.

Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. The recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock actually received at payout.

Nonqualified Stock Options. In general:
•no income will be recognized by an optionee at the time a non-qualified stock option is granted;
•at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the exercise date; and
•at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired on exercise of an ISO are disposed of prior to the expiration of either of these holding periods, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

RSUs. No income will be recognized by a participant upon the grant of an RSU. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares on the date that shares are transferred to the participant (reduced by any amount paid by the recipient). The capital gains/loss holding period for such shares received will also commence on such date.

Consequences to Bally’s. To the extent that a participant recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. Generally, Section 162(m) of the Code disallows publicly traded companies from deducting compensation in excess of $1 million per year that they pay to certain executives.

Registration with the SEC

The shares currently authorized for issuance under the Existing Plan have been registered pursuant to the Securities Act of 1933. If the shareholders approve the proposal, as soon as practicable after such approval, Bally’s intends to also register the additional shares pursuant to the Securities Act of 1933 before any such additional shares are granted or issued pursuant to the Amended and Restated Plan.

Required Vote

Approval of the Amended and Restated Plan requires the affirmative vote of a majority of the votes cast at the meeting or by proxy. Your broker may not vote your shares on this proposal unless you give voting instructions. Abstentions and broker non-votes therefore have the same effect as a vote “AGAINST” the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL
OF THE BALLY’S CORPORATION AMENDED AND RESTATED 2021 EQUITY INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE*

The Board has appointed an Audit Committee composed of three non-employee directors: Ms. Harris (Chair), Mr. Rollins and Ms. Wilson. Each of the members of the Audit Committee is “independent” as defined under the NYSE listing standards. The Board has determined that Ms. Harris is an “audit committee financial expert” under applicable rules of the SEC, and the members of the Audit Committee satisfy the NYSE financial literacy standards.

The Audit Committee is responsible for providing independent oversight of the Company’s accounting functions and internal controls. The Audit Committee oversees Company’s financial reporting process on behalf of the Board, reviews financial disclosures, and meets privately, outside of the presence of management, with the Company’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2024 with the Company’s management and with Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, as well as Deloitte’s report included in the Company’s Annual Report on Form 10-K related to its audit of (1) the consolidated financial statements and (2) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with Deloitte the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

AUDIT COMMITTEE

Tracy S. Harris (Chair)
Jeffrey W. Rollins
Wanda Y. Wilson

*
The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement except as otherwise explicitly specified in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

Our Corporate Governance Guidelines include a written policy for the review, approval or ratification of Related Party Transactions by the Audit Committee of our Board. For this purpose, “Related Party Transactions” are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common shares, in each case since the beginning of the most recently completed fiscal year, and any of their immediate family members. In considering such transactions, our Audit Committee considers the relevant facts and circumstances available to it regarding the transaction, including the material facts as to the related person’s relationship to or interest in the transaction.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended for inclusion in the proxy statement for the Annual Meeting of Shareholders to be held in 2026 (the “2026 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to shareholders in connection with the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended for inclusion in the proxy statement for the 2026 Annual Meeting must be received by the Company at its principal executive offices no later than December 5, 2025. Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), notices of nomination for director by shareholders to be included in the proxy statement for the 2026 Annual Meeting must be received by the Company at its principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any nominations for director by shareholders to be included in the proxy statement for the 2026 Annual Meeting must be received in writing by the Company at its principal executive offices no later than February 14, 2026 and no sooner than January 15, 2026.

Pursuant to the Bylaws, proposals of shareholders intended to be presented at the 2026 Annual Meeting, but not included in the proxy statement, must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2026 Annual Meeting outside of Rule 14a-8 must be received in writing by the Company at its principal executive offices no later than February 14, 2026 and no sooner than January 15, 2026.

In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals in support of director nominees other than the Company’s nominees must be received in writing by the Company at its principal executive offices no later than March 16, 2026. If the date of the 2026 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead by provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following public announcement by the Company of the date of the 2026 Annual Meeting.

OTHER MATTERS

Delivery of Proxy Materials to Households

SEC rules allow companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.

Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement or notice of internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings and receive separate or multiple annual reports, proxy statements or notice of internet availability of proxy materials for shareholders sharing the same address, please contact your broker, bank or other intermediary.

You may also obtain a separate annual report, proxy statement or notice of internet availability of proxy materials without charge by sending a written request to Bally’s Corporation, Attention: Investor Relations, 100 Westminster Street, Providence, Rhode Island 02903, or by calling us at (401) 475-8474. We will promptly send additional copies of the annual report or proxy statement or notice of internet availability of proxy materials upon receipt of such request. Shareholders sharing an address who now receive multiple copies of our annual report, proxy statement or notice of internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to shareholders with shares registered directly in their name.

Solicitation

We will bear the cost of this solicitation of proxies, including the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter. We will not pay any additional compensation to officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Other Business

The Board does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
BALLY’S CORPORATION

Soohyung Kim
Chairman of the Board of Directors

ANNEX A

BALLY’S CORPORATION

AMENDED AND RESTATED
2021 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of this Plan is to permit grants of awards to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants of the Company and its Subsidiaries, and to provide to such persons incentives and rewards for performance and/or service.

2. Definitions. As used in this Plan:

(a) “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion.

(b) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(c) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g) “Committee” means the Compensation Committee of the Board (or its successor), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h) “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i) “Company” means Bally’s Corporation, a Delaware corporation, and its successors.

(j) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k) “Director” means a member of the Board.

(l) “Effective Date” means May 18, 2021.

(m) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(p) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. The Management Objectives applicable to an award under this Plan (if any) shall be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):

(i) Profits (e.g., gross profit, EBITDA, operating income, EBIT, EBT, net income, net sales, cost of sales, earnings per share, residual or economic earnings, inventory turnover, operating profit, economic profit);

(ii) Cash Flow (e.g., free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, net cash provided by operating activities, net increase (or decrease) in cash and cash equivalents, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii) Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

(iv) Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v) Profit Margins (e.g., EBITDA divided by revenues, profits divided by revenues, gross margins and material margins divided by revenues, and sales margin divided by sales tons);

(vi) Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii) Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, market capitalization, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(viii) Strategic Initiatives (e.g., product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, cost targets, selling, general and administrative expenses, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, productivity, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, environmental, social and governance initiatives, goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures, strategic development projects, capital markets transactions and maintenance initiatives).

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(q) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(s) “Option Price” means the purchase price payable on exercise of an Option Right.

(t) “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(u) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(v) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(w) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(x) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(y) “Plan” means this 2021 Equity Incentive Plan, as may be amended or amended and restated from time to time. This Plan was last amended and restated effective as of the Amendment and Restatement Date, as described in Section 20 of this Plan.

(z) “Predecessor Plan” means the Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Equity Plan, including as amended or amended and restated from time to time.

(aa) “Replaced Award” means an award granted under the Plan that is replaced, continued or adjusted pursuant to a Replacement Award granted by the Company or its successor following a change in control.

(bb) “Replacement Award” means, with respect to a Replaced Award, an award that (i) is of the same type (e.g., stock option for Option Right, restricted stock for Restricted Shares, time-based restricted stock unit award for Restricted Stock Units, etc.) as the Replaced Award, (ii) that has a value at the time of grant or adjustment at least equal to the value of the Replaced Award that would vest pursuant to the applicable Evidence of Award if there were no change in control, (iii) that relates to publicly traded equity securities of the Company or its successor in the change in control or another entity that is affiliated with Company or its successor following the change in control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change in control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1(ff) are satisfied will be made by the Committee, as constituted immediately before the change in control, in its sole discretion.

(cc) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(dd) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(ee) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ff) “Shareholder” means an individual or entity that owns one or more Common Shares.

(gg) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(hh) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(ii) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under this Plan.

(a) Maximum Shares Available Under this Plan.

(i) Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 7,528,536 Common Shares (consisting of (1) 4,028,536 Common Shares (representing 4,250,000 Common Shares, minus 221,464 Common Shares subject to awards granted under the Predecessor Plan between December 31, 2020 and May 18, 2021) previously approved by the Shareholders in 2021, plus (2) 3,500,000 to be approved by the Shareholders in 2025) plus (y) the Common Shares that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b) Share Counting Rules.

(i) Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii) If, after December 31, 2020, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii) For the avoidance of doubt, the following Common Shares will be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plan); (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards; (C) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights; provided, however, that any such recycling of Common Shares as described in clauses (A), (B) and (D) will be limited to 10 years from the Effective Date if such recycling involves Common Shares that have actually been issued by the Company.

(iv) If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 7,528,536 Common Shares.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a change in control.

(f) Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i) Option Rights granted under this Plan may provide for any dividend equivalents thereon.

(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a change in control.

(iii) Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv) Appreciation Rights granted under this Plan may provide for any dividend equivalents thereon.

(v) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Also, regarding Appreciation Rights:

(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Shares may provide for continued vesting or the earlier vesting of such Restricted Shares, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a change in control.

(g) Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(h) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a change in control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred and contingent basis, either in cash or in additional Common Shares.

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a change in control.

(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents may be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on either a current or deferred and contingent basis, either in cash or in additional Common Shares.

(e) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a change in control.

(g) The Committee may authorize the retention of a portion of any award upon vesting and payment of the fair market value thereof in cash in an amount elected by the participant for payment of estimated taxes (subject to limitations by law, if applicable).

10. Administration of this Plan.

(a) This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines in good faith is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a change in control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee, in its sole discretion, determines in good faith is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan,

(a)The Committee may determine the appropriate consequences to a change in control if and as set forth in an Evidence of Award.

(b) Notwithstanding the foregoing, with respect to any award under the Plan that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a change in control under the Plan for purposes of any payment in respect of such award unless such event would also constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets of” the Company under Section 409A of the Code.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14. International Legal Accommodations. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are nationals of countries other than the United States or who are employed by the Company or any Subsidiary outside of the United States or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

15. Transferability.

(a) Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods. Awards will become exercisable or vest upon the death of a Participant to the extent provided in the applicable Evidence of Award.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares delivered or required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a change in control (including any installments or stream of payments that are accelerated on account of a change in control), a change in control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of change in control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a change in control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.
(c) If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan and amendments deemed necessary to avoid adverse consequences of Section 409A of the Code as specified in Section 17(e) of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. The Bally’s Corporation 2021 Equity Incentive Plan was effective as of the Effective Date. This 2025 amendment and restatement of the Bally’s Corporation 2021 Equity Incentive Plan will be effective as of the date on which such amendment and restatement is approved by the Shareholders (the “Amendment and Restatement Date”). No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan continued following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Amendment and Restatement Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or Common Shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22. Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

Bally's

BALLY'S CORPORATION
100 WESTMINSTER STREET
PROVIDENCE, RI 02903

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V67240-P27309 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BALLY'S CORPORATION

The Board of Directors recommends you vote FOR the following listed nominees:

Nominees:	For	Withhold
1a. Soohyung Kim	☐	☐
1b. Tracy S. Harris	☐	☐
1c. Robeson M. Reeves	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain
2. Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐
3. Approve, on a non-binding advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
4. Approve the Bally's Corporation Amended and Restated 2021 Equity Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V67241-P27309

Bally's Corporation
Annual Meeting of Shareholders
May 15, 2025 2:00 PM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Craig L. Eaton, as proxy and attorney-in-fact, with power of substitution and revocation, and with all powers that the undersigned will possess if personally present, to vote the shares of common stock of the Company at the 2025 Annual Meeting of Shareholders via live webcast at www.virtualshareholdermeeting.com/BALY2025 at 2:00 PM Eastern Time, on May 15, 2025, and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3 AND 4 AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET.

Continued and to be signed on reverse side